SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12
JABIL CIRCUIT, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

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JABIL CIRCUIT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on January 21, 2010

TO THE STOCKHOLDERS:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Jabil Circuit, Inc., a Delaware corporation (“Jabil”), will be held on Thursday, January 21, 2010, at 10:00 a.m., local time, in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704 for the following purposes:
     1. To elect nine directors to serve for the ensuing year or until their successors are duly elected and qualified;
     2. To approve an amendment to increase the size of the Jabil Circuit, Inc. 2002 Stock Incentive Plan by 8,200,000 shares;
     3. To ratify the appointment of KPMG LLP as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2010; and
     4. To transact such other business as may properly come before the Annual Meeting, including any adjournment thereof.
     Only stockholders of record at the close of business on November 24, 2009 are entitled to notice of and to vote at the Annual Meeting.
     A list of all stockholders entitled to vote at the 2009 Annual Meeting will be available for examination at the Office of the General Counsel of Jabil Circuit, Inc., at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, for the ten days before the meeting between 9:00 a.m. and 5:00 p.m., local time, and at the place of the Annual Meeting during the Annual Meeting.
     You have the option to receive future proxy materials electronically via the Internet. You may choose to do so by following the instructions contained in this mailing. Offering electronic delivery of future annual reports and proxy statements is not only cost-effective for Jabil but is also friendlier to the environment.
     All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your shares using one of the following methods: (1) vote through the Internet at the website shown on the proxy card; or (2) mark, date, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you elected to receive the 2009 proxy materials over the Internet, you will not receive a paper proxy card and you should vote online, unless you cancel your enrollment or we discontinue the availability of our proxy materials on the Internet. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.
FOR THE BOARD OF DIRECTORS OF JABIL CIRCUIT, INC.
Robert L. Paver
General Counsel and Secretary
St. Petersburg, Florida
December 11, 2009
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on January 21, 2010
The Proxy Statement and Annual Report to Stockholders are available at
http://jbl.client.shareholder.com/annuals.cfm.
Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement.

JABIL CIRCUIT, INC.

PROXY STATEMENT

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE THROUGH THE INTERNET.
JABIL CIRCUIT, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
January 21, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING
General
The enclosed proxy is solicited on behalf of Jabil Circuit, Inc., a Delaware corporation (except where the context otherwise requires, references herein to “Jabil,” “we,” “our” or “us” mean Jabil Circuit, Inc. together with its subsidiaries), for use at the Annual Meeting of Stockholders to be held on Thursday, January 21, 2010, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704. Jabil’s principal executive office is located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, and its telephone number at that location is (727) 577-9749.
These proxy solicitation materials, together with Jabil’s 2009 Annual Report to Stockholders, were mailed on or about December 11, 2009 to all stockholders entitled to vote at the Annual Meeting.
Record Date and Measurement Date
Stockholders of record at the close of business on November 24, 2009 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of November 6, 2009 (the “Measurement Date”), 214,082,114 shares of Jabil’s common stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Jabil’s common stock, see “Share Ownership by Principal Stockholders and Management” in the “Beneficial Ownership” section. The closing sales price of Jabil’s common stock on the New York Stock Exchange (“NYSE”) on the Measurement Date was $14.29 per share.
Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Jabil’s Secretary a written notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet at a later date) or by attending the Annual Meeting and voting in person.
Voting and Solicitation
Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.
The cost of soliciting proxies will be borne by Jabil. In addition, Jabil may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Jabil’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile. While we have not chosen at this time to engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation, should we do so, we will bear all costs of such solicitation of proxies. We anticipate that if we retain the services of a proxy solicitor, we would pay that firm customary fees for those services, which we believe would not be significant.
Quorum; Abstentions; Broker Non-Votes
A majority of the shares of Jabil common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Shares on which an abstention, a withheld vote or a broker non-vote has occurred will be counted as present for purposes of determining the presence of a quorum.
Our Bylaws provide that the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, the plurality standard will apply. In Proposal 1, we have nominated nine directors for election at the Annual Meeting, and because we did not receive advance notice under our Bylaws of any stockholder nominees for directors, the 2010 election of directors is an uncontested election. To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board of Directors will endeavor to act on the recommendation within 90 days following the recommendation. For additional information regarding the majority voting standard, see “Majority Voting for Directors.”
The approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on such Proposal, and that the total votes cast on such Proposal constitute at least a majority of the shares that are present and entitled to be voted on such specific Proposal. Because broker non-votes are not shares entitled to vote, they will have no effect on the approval of Proposal 2. Abstentions, however, are entitled to vote, so they will have an effect on the approval of Proposal 2. The approval of Proposals 3 and 4 require the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on such specific Proposal. Abstentions and broker non-votes will have no effect on the approval of Proposals 3 and 4. If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted.
Voting Results
Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Voting Electronically via the Internet
For Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with Computershare Investor Services (“Computershare”), Jabil’s transfer agent, may vote by mailing in the proxy or on the Internet at the following address on the World Wide Web: www.investorvote.com/JBL. Specific instructions to be followed by any registered stockholder interested in voting via the Internet are set forth on the enclosed proxy card. Votes submitted via the Internet by a registered stockholder must be received by 11:59 p.m. (Eastern Time) on January 20, 2010.
For Shares Registered in the Name of a Brokerage or Bank. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (Eastern Time) on January 20, 2010. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.
These Internet voting procedures, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ votes have been recorded properly. Stockholders voting via the Internet through either of these voting procedures should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholders. Also, please be aware that Jabil is not involved in the operation of either of these Internet voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.
You may elect to receive future notices of meetings, proxy materials and annual reports electronically via the Internet, if then made available by Jabil. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. If you have not yet enrolled in Jabil’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Jabil to send you the proxy statement and annual report materials. Participation instructions are set forth on the enclosed proxy card. When next year’s proxy statement and annual report materials are available, you may be sent an e-mail telling you how to access them electronically. Please note, however, that the Securities and Exchange Commission (the “SEC”) has enacted rules regarding the electronic distribution of proxy materials on websites, as opposed to being mailed, and we may decide to change our procedures for the distribution of our proxy materials by next year.
If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Jabil. Your participation in the new Internet program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time.
Deadline for Receipt of Stockholder Proposals
Proposals of stockholders of Jabil that are intended to be presented by such stockholders at Jabil’s 2010 Annual Meeting of Stockholders must be submitted and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must be received by Jabil no later than August 13, 2010 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting. In addition, our Bylaws provide that, for any stockholder proposal or director nomination to be properly presented at the 2010 Annual Meeting of Stockholders, whether or not also submitted for inclusion in our proxy statement, our Secretary must receive notice of the matter not less than 120 days prior to December 11, 2010, which will be August 13, 2010. Further, the proxy solicited by the Board of Directors for the 2010 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal or director nomination presented at that meeting, unless Jabil is provided with written notice of such proposal by August 13, 2010. Any proposals or director nominations must be mailed to our principal executive offices located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Secretary. Each notice of director nomination must be accompanied by the information required for director nominations as set forth under the “Selection of Nominees for the Board of Directors” section. A nomination or proposal that does not supply adequate information about the nominee or proposal, and the stockholder making the nomination or proposal, or that does not comply with our Bylaws, will be disregarded.
Fiscal Year End
Jabil’s fiscal year ends on August 31.

BENEFICIAL OWNERSHIP
Share Ownership by Principal Stockholders and Management
The following table sets forth the beneficial ownership of common stock of Jabil as of the Measurement Date by: (i) each of Jabil’s directors and nominees for director; (ii) each of the Named Executive Officers listed in the Summary Compensation Table; (iii) all current directors and executive officers of Jabil as a group and (iv) each person known by Jabil to own beneficially more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership within 60 days of the Measurement Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 214,082,114 shares of Jabil’s common stock were issued and outstanding as of the Measurement Date.

	Number of	Percent of
Directors, Named Executive Officers and Principal Stockholders	Shares(1)(2)	Total
Principal Stockholders:
William D. Morean(3)(4)(5)	16,189,204	7.6%
c/o Jabil Circuit, Inc. 10560 Dr. Martin Luther King, Jr. Street North St. Petersburg, Florida 33716
Audrey M. Petersen(3)(6)	13,329,830	6.2%
c/o Jabil Circuit, Inc. 10560 Dr. Martin Luther King, Jr. Street North St. Petersburg, Florida 33716
Barclays Global Investors NA(7)	14,296,786	6.7%
400 Howard Street San Francisco, California 94105
Directors(5):
Thomas A. Sansone(8)	3,597,567	1.7%
Timothy L. Main(9)	1,902,635	*
Frank A. Newman(10)	153,225	*
Lawrence J. Murphy(11)	143,225	*
Steven A. Raymund(12)	151,045	*
Mel S. Lavitt(13)	117,225	*
Kathleen A. Walters(14)	54,225	*
David M. Stout(15)	12,000	*
Named Executive Officers:
Mark T. Mondello(16)	1,279,380	*
John P. Lovato(17)	622,841	*
William D. Muir, Jr.(18)	621,032	*
Forbes I.J. Alexander(19)	587,412	*
All current directors and executive officers as a group (16 persons)(20)	26,021,919	12.0%

*	Less than one percent.

(1)	This column does not include any shares subject to stock appreciation rights (“SARs”) held by Jabil’s executive officers. As of the Measurement Date, Jabil’s executive officers held a total of 866,347 SARs, of which 637,353 have vested as of the Measurement Date or will have vested within 60 days of the Measurement Date. Upon exercise of a SAR, the holder will receive the number of shares of Jabil’s common stock that has a total value which is equivalent to the difference between the exercise price of the SAR and the fair market value of Jabil’s common stock on the date of exercise. As of the Measurement Date, the fair market value of Jabil’s common stock (based on its closing sales price on the NYSE) was $14.29 per share, which is lower than the exercise price of all of the SARs held by Jabil’s executive officers on the Measurement Date. Thus, as of the Measurement Date, none of the SARs held by Jabil’s executive officers were exercisable. If Jabil’s stock price increases to $21.56, then certain of these SARs could become exercisable within 60 days of the Measurement Date.

(2)	Some or all of the directors and executive officers hold their respective shares in brokerage accounts that contain standard language that can be triggered any time such individual buys securities on margin. As a result of such arrangements, all of the shares owned by our directors and Named Executive Officers may be deemed to be pledged.

(3)	Includes 11,542,902 shares held by the William E. Morean Residual Trust, as to which Mr. William D. Morean and Ms. Audrey M. Petersen (Mr. Morean’s mother) share voting and dispositive power as members of the Management Committee created under the Trust.

(4)	Includes (i) 198,900 shares held by Eagle’s Wing Foundation, a private charitable foundation of which Mr. Morean is a director and with respect to which Mr. Morean may be deemed to have shared voting and dispositive power, (ii) 71,269 shares held by the William D. Morean Trust, of which Mr. Morean is trustee, as to which Mr. Morean has sole voting and dispositive power, (iii) 53,000 shares subject to options held by Mr. Morean that are exercisable within 60 days of the Measurement Date, (iv) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership and (v) 31,607 shares of restricted stock, of which Mr. Morean has voting power, but not dispositive power.

(5)	Mr. Morean is a director of Jabil in addition to being a Principal Stockholder.

(6)	Includes (i) 1,784,418 shares held by Morean Limited Partnership, a North Carolina limited partnership, of which Morean-Petersen, Inc. is the sole general partner, as to which Ms. Petersen has sole voting and dispositive power; Ms. Petersen is the President of Morean-Petersen, Inc. and (ii) 2,510 shares held by Audrey Petersen Revocable Trust, of which Ms. Petersen is trustee, as to which Ms. Petersen has sole voting and dispositive power.

(7)	The amount shown and the following information is derived from a Schedule 13G filed by Barclays Global Investors NA (“Barclays”), reporting beneficial ownership as of December 31, 2008. According to the Schedule 13G, Barclays has sole voting power over 12,076,724 shares and sole dispositive power over 14,296,786 shares. Barclays is affiliated with the following entities, that hold voting power, and in some cases, dispositive power over certain shares: (i) Barclays Global Fund Advisors, (ii) Barclays Global Investors, Ltd., (iii) Barclays Global Investors Japan Limited, (iv) Barclays Global Investors Canada Limited, (v) Barclays Global Investors Australia Limited and (vi) Barclays Global Investors (Deutschland) AG.

(8)	Includes (i) 2,000,000 shares held by a Grantor Retained Annuity Trust, of which Mr. Sansone is the sole trustee, as to which Mr. Sansone has sole voting and dispositive power, (ii) 985,854 shares held by TASAN Limited Partnership, a Delaware limited partnership, of which TAS Management, Inc. is the sole general partner, as to which Mr. Sansone has sole voting and dispositive power; Mr. Sansone is President of TAS Management, Inc., (iii) 471,325 shares held by Life’s Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power, (iv) 55,300 shares subject to options held by Mr. Sansone that are exercisable within 60 days of the Measurement Date, (v) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership and (vi) 31,607 shares of restricted stock, of which Mr. Sansone has voting power, but not dispositive power.

(9)	Mr. Main is also Chief Executive Officer and President of Jabil, and thus is a Named Executive Officer in addition to being a director. Includes (i) 731,400 shares subject to options held by Mr. Main that are exercisable within 60 days of the Measurement Date, (ii) 3,027 total shares owned separately by three trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership and (iii) 952,000 shares of restricted stock, of which Mr. Main has voting power, but not dispositive power.

(10)	Includes (i) 53,000 shares subject to options held by Mr. Newman that are exercisable within 60 days of the Measurement Date and (ii) 31,607 shares of restricted stock, of which Mr. Newman has voting power, but not dispositive power.

(11)	Includes (i) 73,000 shares subject to options held by Mr. Murphy that are exercisable within 60 days of the Measurement Date and (ii) 31,607 shares of restricted stock, of which Mr. Murphy has voting power, but not dispositive power.

(12)	Includes (i) 42,477 shares held by a Grantor Retained Annuity Trust, of which Mr. Raymund’s wife is the sole trustee, as to which Mr. Raymund’s wife has sole voting and dispositive power, (ii) 51,040 shares subject to options held by Mr. Raymund that are exercisable within 60 days of the Measurement Date, (iii) 2,000 shares beneficially owned by Mr. Raymund’s spouse and (iv) 31,607 shares of restricted stock, of which Mr. Raymund has voting power, but not dispositive power.

(13)	Includes (i) 53,000 shares subject to options held by Mr. Lavitt that are exercisable within 60 days of the Measurement Date, (ii) 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership and (iii) 31,607 shares of restricted stock, of which Mr. Lavitt has voting power, but not dispositive power.

(14)	Includes 31,607 shares of restricted stock, of which Ms. Walters has voting power, but not dispositive power.

(15)	Includes 12,000 shares of restricted stock, of which Mr. Stout has voting power, but not dispositive power.

(16)	Includes (i) 455,400 shares subject to options held by Mr. Mondello that are exercisable within 60 days of the Measurement Date and (ii) 629,500 shares of restricted stock, of which Mr. Mondello has voting power, but not dispositive power.

(17)	Includes (i) 221,492 shares subject to options held by Mr. Lovato that are exercisable within 60 days of the Measurement Date and (ii) 333,020 shares of restricted stock, of which Mr. Lovato has voting power, but not dispositive power.

(18)	Includes (i) 235,900 shares subject to options held by Mr. Muir that are exercisable within 60 days of the Measurement Date, (ii) 11,712 shares beneficially owned by Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership, (iii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership and (iv) 328,360 shares of restricted stock, of which Mr. Muir has voting power, but not dispositive power.

(19)	Includes (i) 154,692 shares subject to options held by Mr. Alexander that are exercisable within 60 days of the Measurement Date and (ii) 392,100 shares of restricted stock, of which Mr. Alexander has voting power, but not dispositive power.

(20)	Includes (i) 2,390,024 shares subject to options held by eight executive officers (including one employee director) and eight non-employee directors that are exercisable within 60 days of the Measurement Date, (ii) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership, (iii) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership, (iv) 3,027 total shares owned separately by three trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership, (v) 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership, (vi) 2,000 shares beneficially owned by Mr. Raymund’s spouse, (vii) 11,712 shares beneficially owned by Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership, (viii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership and (ix) 3,136,849 shares of restricted stock held by eight executive officers (including one employee director) and eight non-employee directors, of which the officers and directors hold voting power, but not dispositive power.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Jabil’s executive officers and directors, and persons who own more than ten percent of a registered class of Jabil’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and ten percent stockholders are also required by SEC rules to furnish Jabil with copies of all such forms that they file.
Based solely on its review of the copies of such forms received by Jabil from certain reporting persons, Jabil believes that, during the fiscal year ended August 31, 2009, all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent stockholders were met.

CORPORATE GOVERNANCE
AND BOARD OF DIRECTORS MATTERS
The affairs of Jabil are managed by the Board of Directors. Each member of the Board of Directors is elected at the Annual Meeting of Stockholders each year or appointed by the incumbent Board of Directors and serves until the next Annual Meeting of Stockholders or until a successor has been elected or approved.
Current Members of the Board of Directors
The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board of Directors on which they serve, are identified below:

Nominating and
Corporate
	Audit	Compensation	Governance
Director	Committee	Committee	Committee
William D. Morean, Chairman			✓
Thomas A. Sansone, Vice Chairman			Chair
Mel S. Lavitt		✓	✓
Timothy L. Main
Lawrence J. Murphy	✓
Frank A. Newman	✓
Steven A. Raymund	Chair
David M. Stout		✓
Kathleen A. Walters		Chair
Role of the Board of Directors’ Committees
Audit Committee. The functions of the Audit Committee are described below under the heading “Audit Committee Report.” The current charter of the Audit Committee was adopted on October 22, 2009, and is available in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of this charter may also be obtained upon request from Jabil’s Secretary. All of the members of the Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Board of Directors has determined that each member of the Committee is an audit committee financial expert within the meaning of the SEC regulations and that each member has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The Committee met twelve times and did not take action by written consent during fiscal year 2009.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of Jabil’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board of Directors and makes recommendations to the Board of Directors regarding such candidates. The Committee also evaluates and makes recommendations to the Board of Directors in connection with its annual review of director independence and the Board of Directors’ performance self-evaluation. The current charter of the Nominating and Corporate Governance Committee was adopted on October 27, 2005, and is available in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of this charter may also be obtained upon request from Jabil’s Secretary. All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Committee met four times and took action by written consent one time during fiscal year 2009.
Compensation Committee. The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of Jabil’s executive officers. The Committee reviews and approves corporate goals and objectives relevant to the compensation of Jabil’s Chief Executive Officer in light of those goals and objectives, and sets the compensation level of the Chief Executive Officer based on this evaluation. The Committee is also generally empowered to administer Jabil’s 1992 Stock Option Plan and 2002 Stock Incentive Plan, each with respect to all individuals. The current charter of the Compensation Committee was adopted on October 25, 2007, and is available in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of this charter may also be obtained upon request from Jabil’s Secretary. All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Committee met ten times and took action by written consent one time during fiscal year 2009.
Executive Sessions
Our “non-management” directors (as determined under the listing standards of the NYSE) typically meet at each regularly scheduled meeting of the Board of Directors, in executive session without any of our management present. In addition, our “independent” directors (as determined under the listing standards of the NYSE) meet at least once annually in executive session without any of our non-independent directors present. Mr. Morean presides at such meetings. See the section titled “Communication with the Board of Directors” for the method for interested parties to make their concerns known to an independent director, or the independent directors as a group.
Corporate Governance Guidelines
The full text of the Corporate Governance Guidelines can be found in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of these guidelines may also be obtained upon request from Jabil’s Secretary. The Corporate Governance Guidelines reflect the principles by which Jabil and its Board of Directors operate and are not intended to create legal rights in any third party in the event of any failure to comply with any of the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee shall have the power and authority to interpret the Corporate Governance Guidelines and make any determinations as to whether any act taken has been taken in compliance with the terms thereof, and such interpretations and determinations shall be deemed conclusive.
Selection of Nominees for the Board of Directors
One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of nominees to the Board of Directors for nomination at the Annual Meeting of Stockholders. This Committee will consider nominees for board membership suggested by its members and other Board members, as well as management and stockholders. The Nominating and Corporate Governance Committee may at its discretion retain a third-party executive search firm to identify potential nominees. Jabil’s Chief Executive Officer is included, on a non-voting basis, in the process of identifying candidates. A prospective nominee will be evaluated against the standards and qualifications set out in Jabil’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate and having high performance standards.
Prior to his selection, Mr. David Stout was recommended by the Nominating and Corporate Governance Committee and selected by the Board to join the Board of Directors, beginning his service on September 1, 2009. Mr. Stout was suggested as a nominee by one of our directors and was interviewed by each Board member. The Board considered his particular qualifications and how they would benefit the Board in accordance with the Corporate Governance Guidelines.
The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The Committee will give consideration to these recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. For each annual meeting of stockholders, the Nominating and Corporate Governance Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. An affiliated group of stockholders means stockholders constituting a group under SEC Regulation 13D. While the Nominating and Corporate Governance Committee has not

established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Nominating and Corporate Governance Committee will take into account the size and duration of a recommending stockholder’s ownership interest in Jabil. The Nominating and Corporate Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed from time to time by the Nominating and Corporate Governance Committee or the full Board of Directors for board candidates, including that a director must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency.
All stockholder nominating recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee in care of Jabil’s Secretary at Jabil’s principal headquarters, at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, FL 33716. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group. Acceptance of a recommendation for consideration does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate. In addition to proposing nominees for consideration to the Nominating and Corporate Governance Committee, stockholders may also directly propose nominees for consideration at an Annual Meeting of Stockholders. The requirements and procedures to be followed by stockholders for directly nominating directors are discussed under “Deadline for Receipt of Stockholder Proposals.”
A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:
•	the name and address, including telephone number, of the recommending stockholder;

•	the number of Jabil’s shares owned by the recommending stockholder and the time period for which such shares have been held;

•	if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

•	a statement from the recommending stockholder as to whether the recommending stockholder has a good faith intention to continue to hold the reported shares through the date of Jabil’s next Annual Meeting of Stockholders.
A nominating recommendation must be accompanied by the following information concerning the proposed nominee:
•	the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five-year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of Jabil);

•	the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between Jabil and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with Jabil);

•	a description of the relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;

•	a description of all relationships between the proposed nominee and any of Jabil’s competitors, customers, suppliers, labor unions or other persons with special interests regarding Jabil known to the recommending stockholder or director in Jabil’s filings with the SEC;

•	a statement supporting the recommending stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees or directors from time to time, including those that may be set forth in Jabil’s Corporate Governance Guidelines, and briefly describing the contributions that the nominee would be expected to make to the Board of Directors and to the governance of Jabil;

•	a statement as to whether, in the view of the recommending stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Jabil; and

•	the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of Jabil.
Majority Voting for Directors
In October 2008, our Board of Directors amended our Bylaws to change the voting standard for the election of our directors in uncontested elections from a plurality standard to a majority voting standard. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.
To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board of Directors will endeavor to act on the recommendation within 90 days following the recommendation. Thereafter, the Board of Directors will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable) in a Report on Form 8-K or by a press release. If the Board of Directors does not accept the resignation, the director will continue to serve until the next Annual Meeting and until a successor has been elected and qualified or until his or her earlier death, resignation or removal. If the Board of Directors accepts the resignation, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors.
The election of directors at the Annual Meeting is an uncontested election and thus the majority voting standard applies.
Determinations of Director Independence
In October 2009, the Board of Directors undertook its annual review of director independence. For a director to be considered independent, the Board must determine that the director does not have any material relationship with Jabil that falls within the categories below. The Board of Directors has established these categories to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements in the NYSE listing standards. As required by the NYSE listing standards, the Board will consider all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board determined that the following eight directors will be independent as of the date of the Annual Meeting: Mel S. Lavitt, William D. Morean, Lawrence J. Murphy, Frank A. Newman, Steven A. Raymund, Thomas A. Sansone, David M. Stout, and Kathleen A. Walters.
As required by applicable law, the Board will make and publicly disclose its independence determination for each director when the director is first elected to the Board and annually thereafter for all nominees for election as directors. If the Board determines that a director who satisfies the NYSE listing standards is independent even though he or she does not satisfy all of Jabil’s independence requirements, this determination will be disclosed and explained in the next proxy statement as required by applicable law.
A director will not be independent if the director falls within one of the following categories as determined by the Board or a committee thereof based on facts known to it in light of the meanings ascribed to those categories under applicable NYSE guidance, and otherwise by the Board or a committee thereof within its discretion (determinations are based upon relationships during the 36 months preceding the determination):
•	the director is employed by Jabil, or an immediate family member is an executive officer of Jabil;

•	the director receives more than $100,000 per year in direct compensation from Jabil, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	an immediate family member of the director is employed by Jabil and receives more than $100,000 per year in direct compensation from Jabil;

•	the director is affiliated with or employed by Jabil’s independent registered public accounting firm, or an immediate family member is affiliated with or employed in a professional capacity by Jabil’s independent registered public accounting firm;

•	a Jabil executive is on the compensation committee of the Board of Directors of a company which employs a Jabil director, or an immediate family member of that Jabil director, as an executive officer;

•	the director is an executive officer or employee, or an immediate family member is an executive officer, of another company that does business with Jabil and the sales by that company to Jabil or purchases by that company from Jabil, in any single fiscal year during the evaluation period, are more than the greater of two percent of the annual revenues of that company or $1 million;

•	the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted for borrowed money to Jabil, or to which Jabil is indebted for borrowed money, and the total amount of either of such company’s indebtedness to the other at the end of the last completed fiscal year is more than two percent of the other company’s total consolidated assets; or

•	the director serves as an officer, director or trustee of a charitable organization, and Jabil’s discretionary charitable contributions to the organization are more than two percent of that organization’s total annual charitable receipts during its last completed fiscal year.
For fiscal year 2009, the Board of Directors evaluated and considered several relationships when determining the independence of Messrs. Morean and Sansone. An entity controlled by Mr. Morean (“Indigo”) had an arm’s-length agreement with Jabil, in compliance with Federal Aviation Administration Rules, for Jabil’s use of Indigo’s aircraft for Jabil’s business purposes. This agreement has proven beneficial for Jabil in that it enables Jabil access to Indigo’s aircraft when Jabil’s aircraft is either inappropriate or unavailable for its desired business use. Under the agreement, Jabil pays market competitive hourly rental rates and certain ancillary costs incurred while the aircraft is being used by Jabil, such as fuel, oil, landing fees, etc. Jabil paid Indigo for its use of Indigo’s aircraft approximately $14,678 during the 2009 fiscal year. Jabil did not pay for Mr. Morean’s personal use of the aircraft.
Mr. Morean and Indigo also have an agreement with Jabil for the limited use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use at market-competitive rates and for maintenance scheduling fees. Mr. Morean and Indigo paid Jabil approximately $136,463 for such flight crew’s services and maintenance scheduling attributable to Indigo’s aircraft during the 2009 fiscal year. An entity controlled by Mr. Sansone (“Tomcat”) has a similar agreement with Jabil, allowing Tomcat limited use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use at market-competitive rates. Tomcat paid Jabil approximately $100,040 for such flight crew’s services during the 2009 fiscal year.
Jabil and Indigo also insure their respective aircraft under a mutual policy, which enables Jabil to take advantage of a quantity discount for aircraft insurance and pay less for its aircraft insurance than it would pay without the Indigo aircraft on the policy. Jabil paid approximately $52,500 as the annual premium associated with the Indigo aircraft, which was subsequently reimbursed by Indigo during the 2009 fiscal year.

In addition, Jabil has adopted the Jabil Director-Owned Watercraft Policy, under which a watercraft owned by Mr. Morean may be utilized by Jabil employees. This arrangement is at a market-competitive rate requiring Jabil to pay Mr. Morean for such use. Jabil paid Mr. Morean approximately $7,578 during the 2009 fiscal year for its use of Mr. Morean’s watercraft.
Board of Directors Meetings During Fiscal Year 2009
The Board of Directors held a total of five meetings and took action by written consent two times during fiscal year 2009. All directors attended 75% or more of the aggregate number of Board of Directors meetings and committee meetings. The Chairman of the Board presides over all meetings of the Board of Directors.
Policy Regarding Attendance at Annual Meeting of Stockholders
Jabil’s Corporate Governance Guidelines require all directors to endeavor to attend all annual meetings of stockholders, absent unanticipated personal or professional obligations which preclude them from doing so. To facilitate such attendance, Jabil endeavors to schedule a regular meeting of the Board of Directors on the same date as the annual meeting. All of Jabil’s directors attended the 2008 Annual Meeting.
Communication with the Board of Directors
Communications directed to any director, or any group of directors as a group, must be in writing and sent certified mail in care of Jabil’s legal department to the address of Jabil’s headquarters. All communications must be accompanied by the following information:
•	if the person submitting the communication is a stockholder, a statement of the type and amount of shares of Jabil that the person holds;

•	if the person submitting the communication is not a stockholder and is submitting the communication as an interested party to an independent director, or the independent directors as a group, the nature of the person’s interest in Jabil;

•	any special interest, meaning an interest not in the capacity of a stockholder of Jabil, of the person in the subject matter of the communication; and

•	the address, telephone number and e-mail address, if any, of the person submitting the communication.
Jabil’s legal department reviews all such correspondence and regularly forwards to the Board of Directors copies of all correspondence that, in the opinion of Jabil’s legal department, deals with the functions of the Board of Directors or committees thereof or that Jabil’s legal department otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.
Code of Business Conduct and Ethics and Senior Code
Jabil has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. In addition, Jabil has adopted a senior code of ethics titled “Code of Ethics for the Principal Executive Officer and Senior Financial Officers of Jabil” that applies to the principal executive officer, president, principal financial officer, chief financial officer, the principal accounting officer and controller. The text of both documents can be found in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of both documents may also be obtained upon request from Jabil’s Secretary. Jabil anticipates that in the event any waivers from its Code of Ethics for the Principal Executive Officer and Senior Financial Officers are granted, notice of any such waiver will be posted on its website.

Compensation Committee Interlocks and Insider Participation
Jabil’s Compensation Committee was formed in November 1992 and is currently composed of Messrs. Lavitt and Stout and Ms. Walters. No member of the Compensation Committee is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.
Related Party Transactions Policy
Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which Jabil is a participant, the amount involved exceeds $120,000 and a “related party” had, has or will have a direct or indirect material interest. “Related parties” are Jabil’s directors (including any nominees for election as directors), its executive officers, any stockholder who beneficially owns more than 5% of Jabil’s outstanding common stock and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of 10% or more. Under the Related Party Transactions Policy, Jabil’s General Counsel (or its Chief Executive Officer if the related party is the General Counsel or an immediate family member of the General Counsel’s) will review potential Related Party Transactions to determine if they are subject to the Policy. If so, the transaction will be referred to the Audit Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next Audit Committee meeting, the Committee’s chair shall have the authority to act on behalf of the Committee in approving or ratifying a Related Party Transaction (unless the Audit Committee chair is a Related Party in the Related Party Transaction). In determining whether to approve a Related Party Transaction, the Audit Committee (or, as applicable, the Committee chair) will consider, among other things, the benefits of the transaction to Jabil, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. The Audit Committee has authority to administer the Related Party Transactions Policy and to amend it as appropriate.
Related Party Transactions/Certain Transactions
Jabil has ongoing relationships with Messrs. Morean and Sansone under arms-length agreements that are described in detail in the “Determinations of Director Independence” section. These relationships have existed for a number of years, predating the adoption of the Related Party Transactions Policy. Since these relationships are ongoing, they are closely monitored and evaluated on a regular basis to determine if any one of them is a Related Party Transaction.
From the beginning of the 2009 fiscal year until December 1, 2009, Jabil paid Indigo approximately $14,678 for its use of Indigo’s aircraft (Jabil did not pay for Mr. Morean’s personal use of Indigo’s aircraft); Mr. Morean and Indigo paid Jabil approximately $170,579 for the use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use and maintenance scheduling attributable to Indigo’s aircraft (approximately $34,116 of which was paid during the 2010 fiscal year); Jabil paid approximately $52,500 as the annual premium associated with the Indigo aircraft, which was subsequently reimbursed by Indigo during the 2009 fiscal year; and Mr. Morean paid Jabil approximately $7,343 for his use of Jabil’s aircraft at market rates. From the beginning of its 2009 fiscal year until December 1, 2009, Tomcat paid Jabil approximately $125,050 for its use of Jabil’s flight crew services (approximately $25,010 of which was paid during the 2010 fiscal year).
Charles A. Main, a brother of Timothy L. Main, the Chief Executive Officer, President and a director of Jabil, is employed by Jabil’s EMS division as a Business Unit Director and his compensation for the 2009 fiscal year consisted of the following items: a base salary of $145,503, equity grants (Jabil’s fiscal year 2009 expense calculated under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, reference revised under the Accounting Standards Codification to ASC 718 (“FAS 123R/ASC 718”) for all of Mr. Main’s awards, which were awarded to him in the 2009 fiscal year and prior fiscal years, consisting of performance-based and time-based restricted shares and stock-settled stock appreciation rights was $81,326), a bonus of $130,000, an $8,109 contribution by Jabil on his behalf to his 401(k) plan, a payment of $679 as a result of his participation in Jabil’s Profit Sharing Plan and reimbursement of $38,397 for costs associated with his expatriate assignment outside of the U.S. and certain associated taxes (for total compensation of $404,014).

Director Compensation
It is the general practice of the Board that compensation for non-management directors be a mix of cash and equity. For fiscal year 2009, the non-management directors received the following annual retainers, payable quarterly:

POSITION	ANNUAL RETAINER
Non-management Board members	$58,000	(1)
Audit Committee Chair	$20,000
Other Audit Committee members	$10,000
Compensation Committee Chair	$10,000
Other Compensation Committee members	$5,000
Nominating and Corporate Governance Committee Chair	$10,000
Other Nominating and Corporate Governance Committee members	$5,000

(1)	This amount became effective on October 22, 2008. Between September 1 and October 21, 2008, the annual amount in effect was $56,000.
No director currently receives any additional cash compensation for attendance at Board or committee meetings. Directors are entitled to reimbursement for expenses incurred in connection with their attendance at Board and committee meetings. In addition, non-employee directors are also eligible to receive awards under Jabil’s 2002 Stock Incentive Plan. For fiscal year 2009, each non-employee director received a time based restricted stock award of 16,475 shares of Jabil’s common stock, 1/8th of which vest every six months.

	Fees Earned
	or
	Paid in Cash	Stock Awards	Total
Name (1)	($)	($)(2)	($)
William D. Morean	57,720	194,384	252,104
Thomas A. Sansone	67,720	194,384	262,104
Laurence S. Grafstein(3)	65,220	120,382	185,602
Mel S. Lavitt	72,720	194,384	267,104
Timothy L. Main	—	—	—
Lawrence J. Murphy	70,220	194,384	264,604
Frank A. Newman	75,220	194,384	269,604
Steven A. Raymund	80,220	194,384	274,604
Kathleen A. Walters	67,720	194,384	262,104

(1)	As of the end of the fiscal year 2009, the following directors had outstanding stock awards: Mr. Grafstein 0; Mr. Lavitt 24,886; Mr. Morean 24,886; Mr. Murphy 24,886; Mr. Newman 24,886; Mr. Raymund 24,886; Mr. Sansone 24,886; and Ms. Walters 24,886. As of the end of the fiscal year 2009, the following directors had outstanding option awards: Mr. Grafstein 39,000; Mr. Lavitt 63,000; Mr. Morean 53,000; Mr. Murphy 113,000; Mr. Newman 63,000; Mr. Raymund 61,040; Mr. Sansone 140,100; and Ms. Walters 0.

(2)	Amounts shown under the “Stock Awards” column reflect the expense recognized by Jabil for financial statement reporting purposes. Amounts shown reflect the partial amortization of grants made in fiscal year 2009 as well as the partial amortization of stock awards granted in prior years which were not yet fully vested. The assumptions used for the valuations are set forth in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. The grant date fair value of the stock awards granted in fiscal year 2009, computed in accordance with FAS 123R/ASC 718, is $132,624 for each director. This amount is determined by multiplying the total number of shares awarded,16,475, by the closing stock price on the date of grant (October 22, 2008) of $8.05, and is the aggregate amount of expense that will be recognized by us for financial statement reporting purposes in accordance with FAS 123R/ASC 718 over the requisite service period of the award granted.

(3)	Mr. Grafstein resigned from Jabil’s Board of Directors at the end of fiscal year 2009. Because many of the shares granted to him did not vest before his resignation, 24,886 of these shares were cancelled.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Nominees
Nine directors are to be elected at the 2009 Annual Meeting. Jabil’s Board of Directors has authorized the nomination at the Annual Meeting of the persons named herein as candidates. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jabil’s nine nominees named below, all of whom are presently directors of Jabil. If any nominee of Jabil is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Jabil is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal.
The names of Jabil’s nominees for director and certain information about them are set forth below:

Name	Age	Principal Position	Director Since
William D. Morean	54	Chairman of the Board of Directors	1978
Thomas A. Sansone	60	Vice Chairman of the Board of Directors	1983
Mel S. Lavitt	72	Director	1991
Timothy L. Main	52	Chief Executive Officer, President and Director	1999
Lawrence J. Murphy	67	Director	1989
Frank A. Newman	61	Director	1998
Steven A. Raymund	54	Director	1996
David M. Stout	55	Director	2009
Kathleen A. Walters	58	Director	2005
Except as set forth below, each of the nominees has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of the directors and executive officers of Jabil. There are no arrangements or understandings between any of the persons nominated to be a director and any other persons pursuant to which any of such nominees was selected. A majority of the directors are “independent” as defined in the applicable listing standards of the NYSE.
William D. Morean. Mr. Morean has served as Chairman of the Board of Directors since 1988 and as a director since 1978. Mr. Morean joined Jabil in 1977 and assumed management of day-to-day operations the following year. Mr. Morean was Chief Executive Officer from 1988 to 2000. Mr. Morean has also served as Jabil’s President and Vice President and held various operating positions with Jabil.
Thomas A. Sansone. Mr. Sansone served as President of Jabil from 1988 to 1999 when he became Vice Chairman of the Board. Mr. Sansone joined Jabil in 1983 as Vice President and has served as a director since that time. Prior to joining Jabil, Mr. Sansone was a practicing attorney with a specialized practice in taxation. He holds a B.A. from Hillsdale College, a J.D. from Detroit College of Law and an LL.M. in taxation from New York University.
Mel S. Lavitt. Mr. Lavitt has served as a director of Jabil since 1991. Currently, Mr. Lavitt is a Senior Advisor to Needham & Company, LLC, an investment bank. He is also the Managing Member of The Lavitt Group L.L.C., a financial consulting firm and serves on the Board of Directors of the Utah Governor’s Office of Economic Development. From July 2007 to June 2008, Mr. Lavitt held several positions with GC Capital Management LLC, a registered advisory firm, including Co-Managing Partner and Senior Advisor. Mr. Lavitt served as a Managing Director at the investment banking firm of C.E. Unterberg, Towbin (or its predecessor) from 1992 (and also as Vice Chairman beginning in December 1999) until July 2007. From 1987 until 1992, Mr. Lavitt was President of Lavitt Management, a business consulting firm. From 1978 until 1987, Mr. Lavitt served as an Administrative Managing Director for the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Lavitt is a graduate of Brown University.
Timothy L. Main. Mr. Main has served as Chief Executive Officer of Jabil since 2000, and as President and director since 1999. He joined Jabil in 1987 as a Production Control Manager, was shortly thereafter promoted to

Operations Manager in 1987, to Project Manager in 1989, to Vice President Business Development in 1991, and to Senior Vice President, Business Development in 1996. Prior to joining Jabil, Mr. Main was a commercial lending officer, international division for the National Bank of Detroit. Mr. Main earned a B.S. from Michigan State University and Master of International Management from the American Graduate School of International Management (Thunderbird).
Lawrence J. Murphy. Mr. Murphy is an independent business consultant focusing on mergers and acquisition related matters and has served as a director of Jabil since 1989 and as an independent consultant to Jabil from 1997 until 2004. From 1992 until 1997, Mr. Murphy served as a director of Core Industries, a diversified conglomerate where he held various executive level positions since 1981, including Executive Vice President and Secretary. Prior to joining Core Industries, Mr. Murphy was a practicing attorney at the law firm of Bassey, Selesko, Couzens & Murphy, P.C. and a certified public accountant with the accounting firm of Deloitte & Touche. Mr. Murphy is currently a member of the Board of Advisors for Baker Financial, a financial consulting services firm and the McCoig Group, a privately-held ready-mix concrete company based in Michigan.
Frank A. Newman. Mr. Newman has served as a director of Jabil since 1998. Mr. Newman has been Chairman of Medical Nutrition USA, Inc., a nutrition-medicine company, since 2003 and its Chief Executive Officer since 2002. From 2001 until 2002, Mr. Newman was a private investor and advisor to health care and pharmaceutical companies. From 2000 until 2001, Mr. Newman was President, Chief Executive Officer and a director of more.com, an Internet pharmacy company. From 1993 until 2000, Mr. Newman was the President, Chief Operating Officer and a director of Eckerd Corporation, a retail drug store chain, and was its Chief Executive Officer from 1996 until 2000 and its Chairman of the Board of Directors from 1997 until 2000. From 1986 until 1993, Mr. Newman was the President, Chief Executive Officer and a director of F&M Distributors, Inc., a retail drug store chain. Mr. Newman is also a director of JoAnn Stores, Inc. and Medical Nutrition USA, Inc.
Steven A. Raymund. Mr. Raymund has served as a director of Jabil since 1996. Mr. Raymund began his career at Tech Data Corporation, a distributor of personal computer products, in 1981 as Operations Manager. He became Chief Operating Officer in 1984, and was promoted to the position of Chief Executive Officer of Tech Data Corporation in 1986. Effective October 2006, Mr. Raymund resigned from his position as Chief Executive Officer of Tech Data Corporation. Mr. Raymund currently serves as Chairman of the Board of Directors of Tech Data Corporation and is also a director of WESCO International, Inc.
David M. Stout. Mr. Stout became a director of Jabil in September 2009. He is also currently a director of Airgas, Inc., NanoBio Corporation, Allos Therapeutics and Shire PLC. From 2003 to 2008, Mr. Stout was President, Pharmaceuticals, GlaxoSmithKline, with responsibility for global pharmaceutical operations. From 1999 to 2003, he served as President of U.S. Pharmaceuticals. From 1996 until 1998, he served as Senior Vice President and Director, Sales and Marketing-U.S., for SmithKline Beecham. From 1994 until 1996, Mr. Stout was President of Schering Laboratories, a division of Schering-Plough Corporation and held various executive and sales and marketing positions with Schering-Plough from 1979.
Kathleen A. Walters. Ms. Walters has served as a director of Jabil since October 2005. Beginning in 2004, Ms. Walters has had a variety of roles with Georgia-Pacific Corp., and is currently the Executive Vice President of the Global Consumer Products Group for Georgia-Pacific LLC with responsibility for the company’s consumer and business to business packaged goods businesses worldwide. She began her career at Chase Manhattan Bank in 1973 and joined Scott Paper Company in 1978, performing in a variety of financial and business management roles for 17 years. After Scott Paper was acquired by Kimberly-Clark Corp. in 1995, Ms. Walters spent six years with Kimberly-Clark, primarily as President of its away-from-home business in Europe. Before joining Georgia-Pacific, Ms. Walters served as President and CEO of Sappi Fine Paper North America from 2002 to 2004. She earned a Bachelor of Science degree in Mathematics from Syracuse University and a Master of Business Administration degree (specializing in finance) from the Wharton School at the University of Pennsylvania.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2
AN AMENDMENT OF THE 2002 STOCK INCENTIVE PLAN
TO INCREASE SHARES AVAILABLE FOR ISSUANCE
The Jabil 2002 Stock Incentive Plan (the “Stock Incentive Plan”) was adopted by the Board of Directors in October 2001 and approved by the stockholders in January 2002. This plan and the 2002 Employee Stock Purchase Plan are the only active plans under which stock rights may be granted. The stockholders subsequently approved amendments to the Stock Incentive Plan in January 2004, January 2006, August 2007, January 2008, and January 2009. The Stock Incentive Plan provides for the granting of both “incentive stock options” as defined in Section 422 of the Internal Revenue Code (the “Code”) and non-statutory stock options, as well as restricted stock, stock appreciation rights and other stock-based awards. Jabil also adopted sub-plans under the Stock Incentive Plan for its United Kingdom employees (the “CSOP Plan”) and for its French employees (the “FSOP Plan”). The CSOP Plan and FSOP Plan are tax advantaged plans for Jabil’s United Kingdom and French employees, respectively. Shares are issued under the CSOP Plan and FSOP Plan from the authorized shares under the Stock Incentive Plan. For the 2007, 2008, and 2009 fiscal years, and thus far in its 2010 fiscal year, the maximum number of restricted shares of stock awarded to our named executive officers for each of those years that can ultimately be retained based on achieving certain performance criteria exceeded the number of shares subject to stock appreciation rights and restricted shares awarded for each year that are subject to time-based vesting. For the remainder of its 2010 fiscal year, Jabil intends to have at least a majority of the number of shares subject to equity awards granted to those executive officers whom Jabil expects will be its named executive officers for the 2010 fiscal year be performance-based awards, absent any changes in the applicable accounting rules, tax or other laws, or any significant business developments.
As previously disclosed, in connection with certain historical stock option grants, Jabil is involved in a putative stockholder class action and was involved in stockholder derivative actions and a SEC informal inquiry, and has received a subpoena from the U.S. Attorney’s office for the Southern District of New York. In light of these developments, through its legal counsel assisted by accounting advisors, Jabil undertook a review of certain of its historical stock option grant practices. A further discussion of this review, along with the review of its recognition of revenue for certain historical transactions is set forth in Item 3 of Part I of Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009. In partial response to the review of these matters conducted by Jabil and a special committee of our Board, Jabil has adopted the equity-based compensation award practices described in the “Our Equity-Based Compensation Award Practices” subsection of the “Compensation Discussion and Analysis” section.
Proposal
The Board of Directors recently adopted an amendment to the Stock Incentive Plan, subject to stockholder approval. Therefore, this amendment will not become effective if the stockholders do not approve it.
The amendment to the Stock Incentive Plan provides for an 8,200,000 share increase in the aggregate number of shares of Jabil common stock that may be subject to future awards under the Stock Incentive Plan. If the amendment is approved by stockholders, the shares available for future awards (as of August 31, 2009) will increase to 13,328,096 shares. As of August 31, 2009, 5,128,096 shares remained available for grant under the Stock Incentive Plan, including the CSOP and FSOP sub-plans, of which a majority has been or will be granted to employees and directors during fiscal year 2010.
This amendment is proposed in order to give Jabil flexibility to grant restricted stock, stock appreciation rights and other stock-based awards under the Stock Incentive Plan. Jabil believes that grants of stock-based awards help to motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of Jabil. Moreover, stock-based award grants align the interests of the employees with the interests of the stockholders. When Jabil performs well, employees are rewarded along with other stockholders. Jabil believes that stock-based award grants are of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand. The Board of Directors believes that the ability to grant stock-based awards will be important to Jabil’s future success by allowing it to remain competitive in attracting and retaining such key personnel.

Recommendation of the Board of Directors
The Board of Directors believes that it is in the best interests of Jabil to provide employees with the opportunity to acquire an ownership interest in Jabil through their participation in the Stock Incentive Plan and thereby encourage them to remain in Jabil’s employ and more closely align their interests with those of the stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.
Summary of the Stock Incentive Plan, as Amended, Subject to Stockholder Approval
The following summary of the Stock Incentive Plan is qualified in its entirety by the terms of the Stock Incentive Plan, a copy of which reflecting the amendment referenced herein is attached to this proxy as Appendix A.
Purpose. The purposes of the Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of Jabil and to promote the success of Jabil’s business.
Awards. The Stock Incentive Plan provides for awards of incentive stock options, nonstatutory stock options, stock awards, performance units, performance shares and stock appreciation rights. The Board may adopt sub-plans applicable to particular Subsidiaries. With limited exceptions, the rules of such sub-plans may take precedence over other provisions of the Stock Incentive Plan. The ability to adopt such sub-plans will facilitate Jabil’s global expansion.
Stock Subject to the Stock Incentive Plan. The aggregate number of shares of common stock that may be issued pursuant to awards under the Stock Incentive Plan as of August 31, 2009 (prior to the proposed 8,200,000 share increase), subject to adjustment upon a change in capitalization, is 33,608,726 shares, which includes shares that were available on August 31, 2009 to be subject to future awards, plus shares that were subject to awards on August 31, 2009, and all shares issued prior to August 31, 2009. Such shares of common stock may be authorized, but unissued, or reacquired shares of common stock. Shares of common stock that were subject to Stock Incentive Plan awards that expire or become unexercisable without having been exercised in full shall become available for future awards under the Stock Incentive Plan. With respect to stock appreciation rights, when a stock-settled stock appreciation right is exercised, the shares of common stock subject to the stock appreciation right shall be counted against the shares of common stock available for issuance as one share for every share subject to the stock appreciation right, regardless of the number of shares used to settle the stock appreciation right upon exercise. The purpose of this proposal is to increase the number of securities subject to the Stock Incentive Plan by 8,200,000 shares.
Administration. The Stock Incentive Plan may be administered by the Board of Directors or one or more committees of the Board (the “Administrator”). The Board may require that the Administrator be constituted to comply with Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, or both. Subject to the other provisions of the Stock Incentive Plan, the Administrator has the power to determine the terms of each award granted, including the exercise price, the number of shares subject to the award and the exercisability thereof. The Administrator may not modify or amend any outstanding stock option so as to specify a lower exercise price or accept the surrender of an outstanding stock option and authorize the granting of a new stock option with a lower exercise price in substitution for the surrendered stock option. In accordance with applicable law, the Board may, by a resolution adopted by the Board, authorize one or more officers of Jabil to designate officers (other than the officer so authorized) and employees of Jabil to be recipients of stock options and determine the number of stock options to be granted. Such a Board resolution must specify the total number and the terms, including exercise price, of the stock options that an officer or officers of Jabil may grant.
Eligibility. The Stock Incentive Plan provides that the Administrator may grant awards to employees and consultants, including non-employee directors. However, the Administrator may grant incentive stock options only to employees. A grantee who has received a grant of an award may, if he is otherwise eligible, receive additional award grants. The Administrator selects the grantees and determines the number of shares of common stock to be subject to each award. In making such determination, the Administrator shall take into account the duties and responsibilities of the employee or consultant, the value of his services, his potential contribution to the success of Jabil, the anticipated number of years of future service and other relevant factors. The Administrator shall not grant to any employee, in any fiscal year of Jabil, stock options to purchase more than 3,000,000 shares of common stock.
Maximum Term and General Terms and Conditions of Awards. With respect to any grantee who owns stock possessing 10% or more of the voting power of all classes of stock of Jabil (a “10% Stockholder”) at the time of the grant, the maximum term of any incentive stock option granted to such optionee must not exceed five years. The term of all other options granted under the Stock Incentive Plan may not exceed 10 years.
Each award granted under the Stock Incentive Plan is evidenced by a written agreement between the grantee and Jabil and is subject to the following general terms and conditions:
     (a) Termination of Employment. If a grantee’s continuous status as an employee or consultant terminates for any reason (other than upon the grantee’s death or disability), the grantee may exercise his unexercised option or stock appreciation right, but only within such period of time as is determined by the Administrator (with such determination being made at the time of grant and not exceeding three months in the case of an incentive stock option) and only to the extent that the grantee was entitled to exercise it at the date of such termination (but in no event may the option or stock appreciation right be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such termination, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.
     (b) Disability. If a grantee’s continuous status as an employee or consultant terminates as a result of permanent and total disability (as defined in Section 22(e)(3) of the Code), the grantee may exercise his unexercised option or stock appreciation right, but only within 12 months from the date of such termination, and only to the extent that the optionee was entitled to exercise it at the date of such termination (but in no event may the option or stock appreciation right be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such termination, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.
     (c) Death. In the event of a grantee’s death, the grantee’s estate or a person who acquired the right to exercise the deceased grantee’s option or stock appreciation right by bequest or inheritance may exercise the option or stock appreciation right, but only within 12 months following the date of death, and only to the extent that the grantee was entitled to exercise it at the date of death (but in no event may the option or stock appreciation right be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such termination, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.
     (d) Nontransferability of Awards. Except as described below, an award granted under the Stock Incentive Plan is not transferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable during the grantee’s lifetime only by the grantee. In the event of the grantee’s death, an option or stock appreciation right may be exercised by a person who acquires the right to exercise the award by bequest or inheritance. To the extent and in the manner permitted by applicable law and the Administrator, a grantee may transfer an award to certain family members and other individuals and entities.
     (e) Buyout of Awards. With the prior approval or consent of Jabil’s stockholders, the Administrator may at any time offer to buy out an award for a payment in cash or shares of common stock.

Terms and Conditions of Options. Each option granted under the Stock Incentive Plan is subject to the following terms and conditions:
     (a) Exercise Price. The Administrator determines the exercise price of options to purchase shares of common stock at the time the options are granted. As a general rule, the exercise price of an option must be no less than 100% (110% for an incentive stock option granted to a 10% Stockholder) of the fair market value of the common stock on the date the option is granted. The Stock Incentive Plan provides exceptions for certain options granted in connection with an acquisition by Jabil of another corporation or granted as inducements to an individual’s commencing employment with Jabil. For so long as Jabil’s common stock is traded on the NYSE, the fair market value of a share of common stock shall be the closing sales price for such stock (or the closing bid if no sales were reported) as quoted on such system on the day of determination of such fair market value.
     (b) Exercise of the Option. Each award agreement specifies the term of the option and the date when the option is to become exercisable. The terms of such vesting are determined by the Administrator. An option is exercised by giving written notice of exercise to Jabil, specifying the number of full shares of common stock to be purchased and by tendering full payment of the purchase price to Jabil.
     (c) Form of Consideration. The consideration to be paid for the shares of common stock issued upon exercise of an option is determined by the Administrator and set forth in the award agreement. Such form of consideration may vary for each option, and may consist entirely of cash, check, promissory note, other shares of Jabil’s common stock, any combination thereof, or any other legally permissible form of consideration as may be provided in the Stock Incentive Plan and the award agreement.
     (d) Value Limitation. If the aggregate fair market value of all shares of common stock subject to a grantee’s incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonstatutory options.
     (e) Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the Stock Incentive Plan as may be determined by the Administrator. Shares of common stock covered by options which have terminated and which were not exercised prior to termination will be returned to the Stock Incentive Plan.
Stock Appreciation Rights. The Administrator may grant stock appreciation rights in tandem with an option or alone and unrelated to an option. Tandem stock appreciation rights shall expire no later than the expiration of the related option. Stock appreciation rights may be exercised by the delivery to Jabil of a notice of exercise. The exercise of a stock appreciation right will entitle the grantee to receive the excess of the percentage stated in the award agreement of the fair market value of a share of common stock over the exercise price for each share of common stock with respect to which the stock appreciation right is exercised. Payment upon exercise of a stock appreciation right may be in cash, shares of common stock or a combination of cash and shares of common stock, as determined by the Administrator. The Administrator shall not grant to any employee, in any fiscal year of Jabil, stock appreciation rights covering more than 3,000,000 shares of common stock.
Stock Awards. The Administrator may grant awards of shares of common stock and awards denominated in units representing rights to receive shares in such amount and upon such terms and conditions as the Administrator specifies in the award agreement. A stock award made in shares of common stock that are subject to forfeiture conditions and/or other restrictions may be designated as an award of “restricted stock.” A stock award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an award of “restricted stock units.” No more than a total of 3,000,000 shares of common stock and/or units may be granted pursuant to stock awards to an individual in any calendar year.
Code Section 162(m) Provisions. To the extent the Compensation Committee of the Board of Directors considers it desirable for compensation delivered pursuant to a stock award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the Committee may provide that the lapsing of restrictions on the stock award and the distribution of shares, as applicable, shall be subject to satisfaction of one, or more than one, objective performance target(s). The Committee shall determine the performance targets that will be applied with respect to each such stock award at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance target(s) relate. The performance criteria applicable to such stock awards will be one or more of the following criteria: stock price; market share; sales; earnings per share, core earnings per share or variations thereof; return on equity; costs; revenue; cash to cash cycle;

days payables outstanding; days of supply; days sales outstanding; cash flow; operating income; profit after tax; profit before tax; return on assets; return on sales; inventory turns; invested capital; net operating profit after tax; return on invested capital; total shareholder return; earnings; return on equity or average shareowners’ equity; total shareowner return; return on capital; return on investment; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; contract awards or backlog; overhead or other expense reduction; growth in shareowner value relative to the moving average of the Standard & Poor’s 500 Composite Stock Index (“S&P 500”) or a peer group index; credit rating; strategic plan development and implementation; net cash provided by operating activities; gross margin; economic value added; customer satisfaction; financial return ratios and market performance.
The Compensation Committee may appropriately adjust any evaluation of performance under the criteria set forth above to exclude certain items or events or in such other manner and to such extent as the Committee deems appropriate under the applicable circumstances. The Committee may not increase the number of shares granted pursuant to any such stock award, nor may it waive the achievement of any performance target. Prior to the payment of any such stock award, the Committee shall certify in writing that the applicable performance target(s) was met.
Performance Units and Performance Shares. The Administrator may grant awards of performance units and performance shares in such amounts and upon such terms and conditions, including the performance goals and the performance period, as the Administrator specifies in the award agreement. The Administrator will establish an initial value for each performance unit on the date of grant.
The initial value of a performance share will be the fair market value of a share of common stock on the date of grant. Payment of earned performance units or performance shares will occur following the close of the applicable performance period and in the form of cash, shares of common stock or a combination of cash and shares of common stock.
Adjustment upon Changes in Capitalization. In the event of changes in the outstanding stock of Jabil by reason of any stock splits, reverse stock splits, stock dividends, mergers, recapitalizations or other change in the capital structure of Jabil, an appropriate adjustment shall be made by the Board of Directors in: (i) the number of shares of common stock subject to the Stock Incentive Plan, (ii) the number and class of shares of common stock subject to any award outstanding under the Stock Incentive Plan and (iii) the exercise price of any such outstanding award. The determination of the Board of Directors as to which adjustments shall be made shall be conclusive.
Change in Control. In the event of a change in control of Jabil, any award outstanding on the date of such change in control that is not yet vested shall become fully vested on the earlier of (i) the first anniversary of the date of such change in control, if the grantee’s continuous status as an employee or consultant of Jabil does not terminate prior to such anniversary, or (ii) the date of termination of the grantee’s continuous status as an employee or consultant of Jabil as a result of termination by Jabil or its successor without cause or resignation by the grantee for good reason. However, an award will not become fully vested due to a change in control if the grantee’s continuous status as an employee or consultant terminates as a result of termination by Jabil or its successor for cause or resignation by the grantee without good reason.
In the event of a proposed dissolution or liquidation of Jabil, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board may, in the exercise of its sole discretion in such instances, declare that any option or stock appreciation right shall terminate as of a date fixed by the Board and give each grantee the right to exercise his option or stock appreciation right as to all or any part of the stock covered by such award, including shares as to which the option or stock appreciation right would not otherwise be exercisable.
In the event of a merger of Jabil with or into another corporation, the sale of substantially all of the assets of Jabil or the acquisition by any person, other than Jabil, of 50% or more of Jabil’s then outstanding securities, each outstanding option and stock appreciation right shall be assumed or an equivalent option and stock appreciation right shall be substituted by the successor corporation; provided, however, if such successor or purchaser refuses to assume the then outstanding options or stock appreciation rights, the Stock Incentive Plan provides for the acceleration of the exercisability of all or some outstanding options and stock appreciation rights.
For awards granted prior to October 22, 2009, “change in control” means (i) the occurrence of any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than Jabil, a Jabil subsidiary or a Jabil employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Jabil representing fifty percent (50%) or more of the combined voting power of Jabil’s then outstanding securities or (ii) the occurrence of a transaction requiring stockholder approval, and involving the sale of all or substantially all of the assets of Jabil or the merger of Jabil with or into another corporation.
For awards granted on or after October 22, 2009, “change in control” means the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Jabil and its subsidiaries taken as a whole to any person (as such term is used in
Sections 13(d) and 14(d) of the Exchange Act) other than Jabil or one of its subsidiaries; (ii) the adoption of a plan relating to Jabil’s liquidation or dissolution; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person other than Jabil or its subsidiaries, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of Jabil’s voting stock or other voting stock into which Jabil’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (iv) Jabil consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Jabil, in any such event pursuant to a transaction in which any of the voting stock of Jabil or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of voting stock of Jabil outstanding immediately prior to such transaction directly or indirectly constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction; or (v) the first day on which a majority of the members of the Board are not continuing directors.
“Continuing directors” means, as of any date of determination with respect to any award, any member of the Board who (i) was a member of the Board on the date of grant of such award; or (ii) was nominated for election or elected to the Board with the approval of a majority of the continuing directors who were members of the Board at the time of such nomination or election.
Amendment and Termination of the Stock Incentive Plan. The Board may at any time amend, alter, suspend or terminate the Stock Incentive Plan. Jabil shall obtain stockholder approval of any amendment to the Stock Incentive Plan in such a manner and to such a degree as is necessary and desirable to comply with Rule 16b-3 of the Exchange Act or Section 422 of the Code (or any other applicable law or regulation, including the requirements of any exchange or quotation system on which the common stock is listed or quoted). Furthermore, Jabil shall obtain stockholder approval of any modification or amendment to the extent that the Board of Directors, in its sole and absolute discretion, reasonably determines, in accordance with the requirements of any exchange or quotation system on which the common stock is listed or quoted, that such modification or amendment constitutes a material revision or material amendment of the Stock Incentive Plan. No amendment or termination of the Stock Incentive Plan shall impair the rights of any grantee, unless mutually agreed otherwise between the grantee and Jabil, which agreement must be in writing and signed by the grantee and Jabil. In any event, the Stock Incentive Plan shall terminate on October 17, 2011. Any awards outstanding under the Stock Incentive Plan at the time of its termination shall remain outstanding until they expire by their terms.
Federal Tax Information
Pursuant to the Stock Incentive Plan, Jabil may grant either “incentive stock options,” as defined in Section 422 of the Code, nonstatutory options, stock appreciation rights, stock awards, performance units or performance shares.
An optionee who receives an incentive stock option grant will not recognize any taxable income either at the time of grant or exercise of the option, although the exercise may subject the optionee to the alternative minimum tax.
Upon the sale or other disposition of the shares more than two years after the grant of the option and one year after the exercise of the option, any gain or loss will be treated as a long-term or short-term capital gain or loss, depending upon the holding period. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or disposition equal to the difference between the exercise price and the lower of (a) the fair market of the shares at the date of the option exercise or (b) the sale price of the shares. Jabil will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.
All options that do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he or she receives a nonstatutory option grant. However, upon exercise of the nonstatutory option, the optionee will recognize ordinary taxable income generally measured as the excess of the fair market value of the shares purchased on the date of exercise over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of Jabil will be subject to tax withholding by Jabil. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the holding period. Jabil will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.
With respect to stock awards, stock appreciation rights, performance units and performance shares that may be settled either in cash or in shares of common stock that are either transferable or not subject to a substantial risk of forfeiture under Section 83 of the Code, the grantee will realize ordinary taxable income, subject to tax withholding, equal to the amount of the cash or the fair market value of the shares of common stock received. Jabil will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the participant.
With respect to shares of common stock that are both nontransferable and subject to a substantial risk of forfeiture, the participant will realize ordinary taxable income equal to the fair market value of the shares of common stock at the first time the shares of common stock are either transferable or not subject to a substantial risk of forfeiture. Jabil will be entitled to a deduction in the same amount and at the same time as the ordinary taxable income realized by the grantee.
All of the above-described deductions are subject to the limitations on deductibility described in Section 162(m) of the Code. It is Jabil’s intention that the plan be construed and administered in a manner that maximizes the deductibility of compensation under Section 162(m) of the Code.
The foregoing is only a summary of the effect of federal income taxation upon the grantee and Jabil with respect to the grant and exercise of awards under the Stock Incentive Plan, does not purport to be complete and does not discuss the tax consequences of the grantee’s death or the income tax laws of any municipality, state or foreign country in which a grantee may reside.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected KPMG LLP to audit the financial statements of Jabil for the fiscal year ending August 31, 2010 and the effectiveness of internal control over financial reporting as of August 31, 2010, and to perform other appropriate services. KPMG LLP (or its predecessor firm) has audited Jabil’s financial statements since the fiscal year ended August 31, 1984. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions.
AUDIT COMMITTEE REPORT
Jabil Circuit, Inc.’s Audit Committee serves to assist Jabil’s Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by Jabil to the public, Jabil’s systems of internal controls regarding finance and accounting that management and the Board have established and Jabil’s auditing, accounting and financial reporting processes generally.
The Audit Committee is comprised solely of independent directors, as defined in the listing standards of the New York Stock Exchange, as well as other statutory, regulatory and other requirements applicable to Jabil.
The Audit Committee operates under a written charter adopted by the Board, a copy of which is available in the Investor Relations section of Jabil’s website (www.jabil.com). The Audit Committee annually reviews and assesses the adequacy of its charter in order to insure early or timely compliance with statutory, regulatory, listing and other requirements applicable to Jabil.
Jabil’s management has primary responsibility for the preparation, presentation and integrity of Jabil’s financial statements and its financial reporting process, including internal control over financial reporting. Jabil’s independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the effectiveness of Jabil’s internal control over financial reporting and conformity of Jabil’s financial statements with United States generally accepted accounting principles. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.
The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered public accounting firm. The Audit Committee also has periodic discussions with management and the independent registered public accounting firm with regard to the quality and adequacy of Jabil’s internal controls. Management’s and the independent registered public accounting firm’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management or the independent registered public accounting firm.
In this context, the Audit Committee reports as follows:
     1. The Audit Committee has reviewed and discussed the audited financial statements with Jabil’s management and KPMG LLP.
     2. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU §380).
     3. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence from Jabil.

     4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Jabil’s Board, and the Board has approved, that the audited financial statements be included in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009, for filing with the Securities and Exchange Commission. The Audit Committee has also appointed KPMG LLP as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2010.
Submitted by the Audit Committee
Steven A. Raymund, Chair
Lawrence J. Murphy
Frank A. Newman
The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.
Principal Accounting Fees and Services
The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Jabil’s annual financial statements for the fiscal years ended August 31, 2009 and August 31, 2008, and fees billed for other services rendered by KPMG LLP during those periods.

Fee Category	Fiscal Year 2009 Fees	Fiscal Year 2008 Fees
Audit Fees	$6,305,000	$7,349,000
Audit-Related Fees	—	—
Tax Fees	$618,000	$514,000
All Other Fees	—	—

Total Fees	$6,923,000	$7,863,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of Jabil’s consolidated financial statements, the effectiveness of internal control over financial reporting and review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Jabil’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations regarding financial accounting and reporting standards.
Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, and tax planning (domestic and international).
All Other Fees. Jabil did not incur any additional fees under this category.
Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal year 2009, all services were pre-approved by the Audit Committee in accordance with this policy.
Recommendation of the Board of Directors
If the stockholders do not approve the selection of KPMG LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.
PROPOSAL NO. 4
TRANSACTION OF SUCH OTHER BUSINESS
AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING,
INCLUDING ANY ADJOURNMENT THEREOF
The Board does not know of any matter for action by stockholders at the 2009 Annual Meeting other than Proposals 1, 2, and 3. The enclosed proxy card, however, will confer discretionary authority to the persons named in the proxy card (Robert L. Paver and Forbes I.J. Alexander, or either of them) with respect to matters which are unknown at the date of printing this proxy statement and which may properly come before the meeting (including any adjournment thereof). Messrs. Paver and Alexander intend to vote on any such matter in accordance with their judgment on such matter.
Recommendation of the Board of Directors
The Board of Directors believes that it is in Jabil’s best interests to authorize Messrs. Paver and Alexander to vote on any matters which are unknown at the date of printing this proxy statement and which may properly come before the 2009 Annual Meeting (including any adjournment thereof).

COMPENSATION DISCUSSION & ANALYSIS
Executive Summary
Our executive compensation program is designed to: 1) align our compensation with stockholders’ interests by incentivizing our global leaders to drive growth while achieving operating results that protect the business’s long term health and stockholder value; 2) emphasize a pay-for-performance philosophy and the achievement of long term goals; and 3) allow us to offer a competitive compensation program in order to attract and retain qualified executive leadership. Our compensation elements consist of salaries, annual cash incentives, and equity grants for both motivation and retention. A majority of our total compensation is performance-based.
In order to achieve growth, maintain a healthy operating performance and drive stockholder value, Jabil utilizes both annual and multi-year targets, choosing measures that emphasize long term business performance consistent with strategic opportunity. To achieve fiscal year 2009 targeted annual cash incentives, we set a growth target for core operating income in combination with a return on invested capital target. These are paired with measures of performance that are appropriate to the compensated officer, such as those associated with a particular business segment. The annual cash incentive targets are supplemented with equity grants with vesting of a majority of the awards tied to performance: awards with multi-year growth targets of core earnings per share and awards measuring total shareholder return as compared to the return of the S&P 500. The balance of equity awards are time-based and vest over three years, which we believe promotes retention by requiring continuation of employment to receive the awards’ full benefits.
Our pay for performance philosophy is designed to motivate the achievement of our financial and strategic goals by establishing a mix of elements and selection of targets that places a significant portion of compensation at-risk. We believe that incentive compensation is not an entitlement and set the expectations for achievement at a high degree of difficulty.
In order to retain and attract talented and quality leadership, we review, with the assistance of a compensation consultant, peer group and general compensation surveys, and consider trends in compensation practices to deliver a competitive compensation program. We utilize market data at or above the 50th percentile when setting the targeted total compensation. Our executives also have the opportunity to achieve significantly higher compensation as a reward for exceptional performance that exceeds targeted expectations.
In general, for our named executive officers (“NEOs”) to obtain targeted compensation, they must achieve growth in core operating income over the prior year, efficiently deploy capital, attain total shareholder return that has outperformed the S&P 500, and realize compounded core earnings per share growth over a multiple year period.
Over the last several years, a number of factors, including our strategically challenging operating performance objectives, most recently a difficult macro-economic environment and generally our compensation practices, have contributed to the actual compensation received by our NEOs being at amounts less than target. These results demonstrate that our compensation practices emphasize at-risk, performance-based compensation and the setting of ambitious targets.
We believe that the following three tables are helpful in understanding the actual performance-based compensation received by our NEOs. These tables are supplemental to the Summary Compensation Table, the Grants of Plan-Based Awards in Fiscal Year 2009 Table, and the Outstanding Equity Awards at Fiscal 2009 Year End Table, that are found on pages 42-47.

The first table below illustrates the actual payout of the performance-based cash incentives over the previous three fiscal years:

		Cash Incentives
		Target Annual	Actual Annual	Actual Payout
NEO	Fiscal Year	Incentive	Incentive Payout	Against Target
Timothy L. Main	2009	$1,450,000	$524,103	36.1%
	2008	$1,350,000	$155,925	11.6%
	2007	$1,100,000	$345,488	31.4%
Forbes I.J. Alexander	2009	$468,000	$169,159	36.1%
	2008	$450,000	$51,975	11.6%
	2007	$427,500	$134,269	31.4%
Mark T. Mondello	2009	$700,000	$253,015	36.1%
	2008	$675,000	$77,963	11.6%
	2007	$600,000	$188,448	31.4%
John P. Lovato	2009	$450,000	$253,013	56.2%
	2008	$427,500	$43,819	10.3%
	2007	$360,000	$140,976	39.2%
William D. Muir, Jr.	2009	$450,000	$151,763	33.7%
	2008	$427,500	$43,819	10.3%
	2007	$360,000	$140,976	39.2%
The next two tables below illustrate the performance-based equity compensation earned by our NEOs. Note that the Summary Compensation Table presents the expensed value of the equity-based compensation as recognized for financial statement reporting purposes in accordance with FAS 123R/ASC 718. We believe that the supplemental tables below present a helpful illustration of the actual value received from the equity awards granted to our NEOs at fiscal year end. The data set forth in these two tables presents information only for performance-based equity awards and excludes time-based equity grants. These two tables are intended to offer meaningful examples of the impact of our compensation philosophies, aggressive target setting practices and the economic environment on the actual performance-based equity compensation received by our NEOs.

The following table summarizes all of the outstanding option awards (stock options and stock appreciation rights) granted to our NEOs, and shows that these grants were on average underwater at fiscal year end. In fact, a review of the individual grants shown in the Outstanding Equity Awards at Fiscal Year End table shows that each grant was underwater at the market value of Jabil’s shares on the date the fiscal year ended.

	Securities	Average	Market Value
	Underlying	Exercise Price	at FYE
	Options (1)	at FYE	($10.95/share) (2)
NEO	(#)	($)	($)
Timothy L. Main	1,190,000	25.15	0
Forbes I.J. Alexander	273,992	26.48	0
Mark T. Mondello	644,963	23.57	0
John P. Lovato	314,734	26.32	0
William D. Muir, Jr.	346,142	22.37	0

(1)	Includes outstanding incentive stock options, nonqualified stock options and stock appreciation rights awarded since 1999, both exercisable and unexercisable. The numbers shown are an aggregate of these shown in the Option Awards columns in the Outstanding Equity Awards at Fiscal 2009 Year End table.

(2)	The market value at the close of fiscal year end is the closing sales price on the NYSE of Jabil’s common stock on August 31, 2009 - $10.95.
The next table reflects information related to performance-based restricted stock awards. With respect to the performance-based restricted stock awards made to NEOs in fiscal years 2006 and 2007, none of the performance criteria were met and, therefore, none of the awards vested. For those restricted stock awards made in fiscal years 2008 and 2009, only one performance period of those that have concluded has resulted in the vesting of stock, which was achieved at the 50% level.

		Performance Measure	Performance Measure
Fiscal Year	Date of Grant	CAGR of Core EPS(1)	TSR vs. S&P 500(1)
2006	October 11 or 25, 2005	0% vested (2)	no TSR granted
2007	October 26, 2006	0% vested (2)	no TSR granted
2008	October 24, 2007	3 year performance period remains open	50% vested (Only the 3rd performance period remains open)
2009	October 22, 2008	3 year performance period remains open	0% vested (The 2nd and 3rd performance periods remain open)

(1)	These terms are defined and explained in detail in “Long-Term, Equity-Based Compensation — Performance-Based Awards.”

(2)	Because these shares did not vest, they are no longer outstanding, and therefore do not appear in the Outstanding Equity Awards at Fiscal 2009 Year End table.
The above Executive Summary highlights certain aspects of our compensation program. To obtain a full understanding of the program, please read the remainder of our compensation discussion and analysis set forth below.

Contents of Compensation Discussion and Analysis
We invite you to read the details of our compensation program that describe our philosophies and approach. This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table and the related tables and narrative disclosure that follow. We discuss the following topics in our Compensation Discussion and Analysis:
•	Our guiding principles, the alignment of our compensation elements with these principles, and the philosophies that our compensation program is designed to promote.

•	Our executive compensation process, including the roles of those involved in setting compensation and our utilization of a compensation consultant and competitive benchmarking.

•	Other compensation, policies and considerations.

•	The details of our fiscal year 2009 compensation program.
Guiding Principles of the Executive Compensation Program
The following table shows each of the guiding principles of our executive compensation program, the rationale for each principle and the elements of compensation that align with each principle:

Elements of
Guiding Principles	Rationale	Compensation
Alignment with Stockholders’ Interests	We seek to provide an appropriate link between compensation and the creation of long-term stockholder value. Our executives’ interests are more directly aligned with the interests of our stockholders when our compensation programs:	Equity incentives
• emphasize long-term performance, business objectives and the strategic focus of our businesses;
• are significantly impacted by the value of our stock; and
• result in a continuing significant ownership of our stock.

Pay for Performance	An effective way to reach our short- and long-term financial and strategic objectives is to make a significant portion of an executive’s overall compensation dependent on the achievement of such goals and objectives and on the performance of our stock. The portion of an executive’s total compensation that varies with performance should be a function of the executive’s responsibilities and ability to drive and influence results. As an executive’s responsibility and influence increase, so should the level of performance-based, at-risk compensation.

	While total compensation should be both competitive and tied to achievement of financial and strategic objectives, performance that exceeds target should be appropriately rewarded.	Annual cash incentives and performance-based equity incentives

Competitiveness	To attract the best qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term stockholder value, our total compensation must be competitive and reflect the value of each executive’s position in the market and within Jabil.	Salary, annual cash incentives, equity incentives

Elements and Philosophy of Our Executive Compensation Program
The Compensation Committee believes that the elements of our executive compensation program are competitive and further our guiding principles. The following table summarizes the major elements of Jabil’s executive compensation program and the philosophies that guide the Compensation Committee:

Element	Philosophies
Salaries	• Provide a fixed amount of compensation.
• Consider an officer’s experience, business judgment and role in developing and implementing overall business strategy.
• Recognize individual performance with an annual review.
• Are reviewed on a periodic basis and compared with salaries of comparable executives in our peer group.
• Apply qualitative and subjective factors.

Annual Cash	• Communicate strategic priorities and identify key financial and business objectives.
Incentives	• Motivate achievement of short-term objectives.
• Are at-risk, with a minimum threshold that must be achieved to receive any payout.

•    Ensure achievement is variable, measured against a mix of multiple defined targets, with payouts ranging from 0% (below threshold performance) to a maximum of 200% of target payout as a percent of salary.

• Align chosen financial measures to an individual’s scope of influence.

Equity Incentives	• Motivate attainment of long term financial and shareholder return goals.
• Align executive’s interests with those of our stockholders.
• Ensure majority of grants are at-risk, and are tied to multiple financial performance measures.
• Provide for multi-year vesting.
• Reward longevity and create retention value with vesting schedules that span several years.
Balance of Elements — The Compensation Committee views all of the compensation elements together to set each NEO’s total compensation annually. The allocation among elements varies for each NEO to reflect the differences in responsibilities. In addition, the Committee balances the compensation elements to motivate each NEO to achieve both long-term and short-term objectives. Salaries and cash incentives are considered together to set a fair cash compensation level for attracting quality leaders and driving performance. We believe that the performance measure targets for the cash incentives should appropriately balance the objectives of being challenging and also providing motivation to the executives by establishing carefully determined thresholds and maximum achievement levels. The cash and equity incentives are set under terms approved by our stockholders, within the Annual Incentive Plan and the 2002 Stock Incentive Plan, respectively.
Our Executive Compensation Process
Jabil’s executive compensation program is administered and overseen by the Compensation Committee with assistance from senior management and an independent compensation consultant selected and retained by the Committee.
Generally, compensation amounts, measures and criteria are determined using, among other things, periodic review of compensation data and pay practices from Jabil’s peer group and broader compensation survey information, considerations of financial and strategic goals, balances between the elements of compensation and historical compensation data with an emphasis on creating a performance-based environment. This information is discussed among the Compensation Committee, the independent compensation consultant and senior management. Typically, annual salaries, cash incentive targets and equity incentive targets and grants are set and awarded following the end of our fiscal year when data regarding performance is available. In addition, the Committee considers outside counsel’s legal advice and corporate governance agency opinions, solicits the opinions of the other Board members and inquires regarding accounting treatment for the compensation program.
Role of Consultants — The Compensation Committee has the sole authority to hire, and to dismiss, its compensation consultant. Reports and advice from the consultant may be requested by the Committee and are shared with the Board and management at the Committee’s discretion. The Committee has retained Watson Wyatt Worldwide as its compensation consultant. In prior years, Watson Wyatt Worldwide has provided an executive compensation study and assisted in benchmarking the competitiveness of executive officer compensation. For fiscal year 2009 the Committee did not request a new executive compensation study and benchmarking report, but did request an incentive plan performance goal review. The information from this analysis was used by the Committee in establishing fiscal year 2009 performance goals and corresponding potential award levels for the annual and long-term incentive programs. Watson Wyatt Worldwide was also engaged by the Committee to assist in evaluating data and trends regarding other elements of compensation that have not been a part or a significant part of Jabil’s compensation program, such as retirement and severance benefits.
Role of Management — As part of the annual compensation planning process, our chief executive officer, chief operating officer, chief financial officer and senior vice president of human development determine recommendations of compensation elements and amounts, performance measures and targets for our incentive compensation programs, and present these recommendations to the Compensation Committee. Such recommendations are based upon: (i) an annual performance review process, including assessment of the achievement of established financial and strategic business objectives and other accomplishments; (ii) Jabil’s annual operating plan, targeted earnings, and overall and divisional financial performance; (iii) market data for relevant companies; and/or (iv) the NEO’s expected contribution in light of the responsibilities inherent in his position.
Role of Compensation Committee — The Compensation Committee sets policies and gives direction to senior management on all aspects of the executive compensation program. The key goals of the compensation program are balanced with the market data and Jabil’s financial planning and expectations to determine each NEO’s compensation. The Committee makes compensation decisions for the NEOs for each of the compensation elements, establishes the short and long-term financial measures, weighting and targets, and issues equity incentive awards. In making these decisions, the Committee reviews: (i) senior management’s recommended compensation elements and amounts, and recommended performance measures and targets for our incentive compensation programs; (ii) data provided by the compensation consultant; (iii) the compensation history of each NEO; and (iv) the financial performance of Jabil’s various operating segments.
At the beginning of each fiscal year, the Compensation Committee meets in executive session to conduct a performance review of our CEO. During such review, the Committee evaluates the CEO’s overall performance and other accomplishments of the past fiscal year, taking into consideration Jabil’s financial performance relative to peers and industry performance, as well as input from certain officers.
The Compensation Committee Charter, posted on our website at www.jabil.com, sets forth the Compensation Committee’s full responsibilities.
Competitive Benchmarking — The Compensation Committee periodically reviews compensation data and pay practices from both Jabil’s peer group and broader compensation survey data as part of its decision-making process. The Committee has not formally established a percentile benchmark of a specific market to which it annually targets NEO compensation. While the Committee reviews compensation data, it retains discretion in setting an executive’s compensation, and as a result compensation for an executive may differ materially from the survey data and is influenced by factors including experience, position, tenure, individual and organizational factors, retention needs and other factors.
The Compensation Committee periodically evaluates and selects which companies to benchmark against for purposes of NEO compensation competitiveness. With guidance from the compensation consultant and input and discussion with management, the Compensation Committee discusses whether the mix of companies in the peer group produces a valid competitive analysis relative to our talent requirements. The peer group is validated on a regular basis and consists of companies with one or more of the following attributes: business operations in the industries and businesses in which we participate, global operations, similar annual revenue and market capitalization, and businesses that are complex and broad and/or compete with us for executive talent. The peer group for the most recent assessment consisted of the following companies:

•	Advanced Micro Devices
•	Applied Materials, Inc.
•	Avnet, Inc.
•	Electronic Data Systems Corporation
•	Emerson Electric Company
•	Micron Technology, Inc.
•	Qualcomm, Inc.
•	Sun Microsystems, Inc.
•	Texas Instruments, Inc.
•	Apple, Inc.
•	Arrow Electronics, Inc.
•	Celestica Inc. (Canada)
•	EMC Corporation
•	Flextronics International
•	NCR Corporation
•	Sanmina-SCI Corporation
•	Tech Data Corporation

Electronic Data Systems Corporation was acquired in a merger with and into Hewlett-Packard Company that closed on August 28, 2008. For fiscal year 2009, the Compensation Committee decided not to reevaluate the members of the peer group.
Our Equity-Based Compensation Award Practices — The annual grant cycle for grants of equity based awards to our NEOs typically occurs at the start of each fiscal year following the release of our financial results for the preceding fiscal year so that relevant information is available to the public, which is the same time as decisions are made relating to salaries, annual cash payouts for the previous fiscal year performance and the establishment of annual cash incentive targets for the current fiscal year. The dates for the meetings at which such grants are made are set well in advance of such meetings. The Compensation Committee may also make grants of equity awards at other times during the year due to special circumstances, such as new hires or promotions. We do not seek to time equity grants to take advantage of information, either positive or negative, about Jabil which has not been publicly disclosed. The exercise price of options is the closing market price of our common stock on the date of grant.
In deciding the type and value of equity compensation to grant, the Compensation Committee typically considers Jabil’s financial performance, the need to retain experienced people to execute the strategies of the business, the accounting impact of the grant, the dilutive effect to the stockholders and the incentive opportunity Jabil desires to provide to the NEOs.
For fiscal years 2008 and 2009, a majority of equity incentive awards granted to our executive officers have been in the form of performance-based restricted stock. One form of the performance-based restricted stock awards conditions vesting of shares on the compounded annual growth rate in Jabil’s core earnings per share over a three-year period. The second form of performance-based restricted stock awards bases the vesting of shares on total shareholder return relative to the return of the S&P 500 during three annual measurement periods. Prior to fiscal year 2008, we also granted stock appreciation rights or stock options, which result in gain to the recipient only if our stock price increases above the exercise price.
When setting compensation for fiscal year 2009, our compensation consultant advised us that the trend within general market executive compensation practices is to combine performance-based restricted stock awards with time-based restricted stock awards. Taking this into consideration, along with our guiding principle of competitiveness, the Compensation Committee decided in October 2008 to grant time-based restricted stock awards to our NEOs for fiscal year 2009 instead of stock appreciation rights. The rationale for combining grants of performance-based and time-based restricted stock awards is based on the different natures and durations of the two types of awards. The performance-based restricted stock awards are at-risk and depend upon the achievement of the specific financial and shareholder return performance goals during a three year period. If the financial performance results during this three year period indicate that the performance goals are unlikely to be achieved, the recipients may perceive the performance-based restricted stock awards as not having significant value. Such a perception diminishes the retention value of the awards. A simultaneous award of time-based restricted stock with vesting over three years provides the recipient with the likelihood of long-term value, directly aligned with the stock price, without regard to the outcome of the performance-based restricted stock awards. Even with the addition of time-based restricted stock awards, a majority of our equity incentives are still in the form of performance-based restricted stock.

In October 2007, our Board of Directors adopted a stock incentive and compensation award policy. This policy was developed partially in response to the results of the reviews of our historical stock option grant practices by a Special Committee of our Board of Directors, and partially to satisfy a portion of our obligations under the settlement of previously disclosed stockholder derivative actions. Our Board of Directors directed that the award policy would be effective without material amendment for a minimum period of two years. The components of the award policy are:
•	Grant timing guidelines, including requirements to establish before the beginning of each fiscal year and disclose pre-set dates on which awards may be granted;

•	Exercise price guidelines, including a requirement that the exercise prices of stock options and stock appreciation rights generally will be no less than the closing price of a share of Jabil’s common stock on the date of grant;

•	Grant authorization guidelines, including specific deadlines for award requests by management in advance of award grant dates and prohibitions on delegation of grant authority and approval of grants by written consent; and

•	Grant implementation and miscellaneous procedural guidelines, including attendance by legal counsel at all meetings at which awards and other final compensation decisions are made.
In accordance with the award policy, the Compensation Committee designates the dates on which stock incentive awards may be granted to officers, directors and employees (including new hires and promoted employees) during each fiscal year. The dates designated by the Committee for fiscal year 2010 are the dates on which the Compensation Committee will hold in-person meetings in connection with the quarterly in-person meetings of the Board during fiscal year 2010: October 2009 and, as currently scheduled, January 2010, April 2010 and July 2010.
Other Compensation, Policies and Considerations
Severance Arrangements — Jabil’s NEOs do not have employment agreements or severance benefit agreements. Accordingly, upon a termination for any reason whatsoever, the NEO is entitled to receive only salary and annual incentive compensation earned to the date of termination, and shall be permitted to exercise vested stock options and stock appreciation rights in accordance with the applicable award agreements. On a case by case basis, we have at the time of termination entered into severance payment agreements for various reasons, including but not limited to obtaining agreements from departing employees not to compete with Jabil for specified periods of time.
Retirement and Pension Plan — Jabil does not have a non-qualified retirement plan and does not provide pension benefits for any of our NEOs.
Change in Control Arrangements — The NEOs do not have change in control severance agreements. Awards granted under the 1992 Stock Option Plan and the 2002 Stock Incentive Plan may be impacted, however, by a change in control.
In the event of a change in control, any award outstanding under the 2002 Stock Incentive Plan will become fully vested on the earlier of (i) the first anniversary of the date of the change in control if the grantee has remained as an employee or consultant, or (ii) the date the grantee is terminated without cause or resigns for good reason. However, an award will not fully vest due to a change in control if the grantee is terminated for cause or resigns without good reason prior to the first anniversary of the date of such change in control.
In the event of a proposed dissolution or liquidation of Jabil, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board of Directors has sole discretion to declare that any option or stock appreciation right will terminate as of a date fixed by the Board of Directors and give grantees the right to exercise their options or stock appreciation rights as to all or any part of the stock covered, including shares not otherwise be exercisable.
In the event of a merger or the sale of substantially all of the assets of Jabil, each outstanding option and stock appreciation right will be assumed or an equivalent option and stock appreciation right will be substituted by the successor corporation, unless otherwise determined by the Board of Directors in its discretion. If such successor refuses to assume or provide a substitute for the outstanding options or stock appreciation rights, the exercisability and termination of all or some outstanding and unexercisable options and stock appreciation rights will be accelerated, unless otherwise determined by the Board of Directors in its discretion.
In the event of the acquisition by any person other than Jabil of 50% or more of Jabil’s then outstanding securities, unless otherwise determined by the Board of Directors in its discretion, all outstanding options and stock appreciation rights which are vested and exercisable will be terminated in exchange for a cash payment.
A summary of potential payments upon termination or a change in control for our NEOs is set forth in the “Potential Payments Upon Termination or a Change in Control” section.
Additional Compensation Programs in Which NEOs May Participate — Our NEOs are eligible to participate in the following programs that are also offered to a broad-based group of our employees:
•	401(k) and Retirement Programs - We maintain a 401(k) Retirement Plan (“401(k) Plan”), which is a tax-qualified, defined contribution retirement plan available to our U.S.-based employees who have completed a 90-day period of service. Subject to applicable Internal Revenue Code limits, employees may contribute a portion of their eligible compensation. We make a matching contribution of 100% of the first 3% of eligible compensation, plus 50% of the next 2% of eligible compensation. Additional contributions by Jabil may be made at the discretion of the Board of Directors.

•	Profit Sharing Plan - Jabil has had a profit sharing plan since 1980. Under this plan, on a quarterly basis Jabil may allocate a discretionary contribution in cash or 401(k) deferral (if so elected) to all eligible employees. Eligibility to participate in the profit sharing plan is based upon the completion of 12 months of service in which the employee has worked a minimum of 1,000 hours. Profit sharing contributions were suspended for executives and other employees in the last two fiscal year quarters of 2009 due to economic conditions.

•	Employee Stock Purchase Plan - We maintain an employee stock purchase plan (“ESPP”) that is intended to qualify for favorable tax treatment for U.S.-based employees under section 423 of the Internal Revenue Code. Employees are eligible to participate in the ESPP after 90 days of employment. The ESPP permits eligible employees to purchase common stock during two six-month offering periods each year through payroll deductions, which may not exceed 10% of an employee’s compensation, as defined in the ESPP, capped at $12,500 per offering period, at a price equal to 85% of the fair market value of the common stock at the beginning or end of the offering period, whichever is lower.

•	Welfare and Other Benefits - We maintain welfare benefit programs for our U.S.-based employees, including medical and prescription coverage, dental and vision programs, short and long-term disability insurance, group life insurance and supplemental life insurance as well as customary vacation, leave of absence and other similar policies.
Other Compensation — The most significant payments outside of salary, cash incentive and equity incentive compensation are to those NEOs whom we asked to relocate overseas. These NEOs receive expatriate benefits that are intended to compensate them for additional economic costs for such items as housing, transportation expenses and foreign income taxes resulting from providing services in such foreign jurisdiction. For fiscal year 2009, the value of other elements of compensation provided to our NEOs has been less than $10,000 each. These are disclosed in detail in the Summary Compensation Table under the “All Other Compensation” column and the related notes.
Nonqualified Deferred Compensation — Jabil does not provide a nonqualified deferred compensation arrangement for any of our NEOs.
Recovery of Executive Compensation — Jabil has not established any policies or decisions regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Insider Trading Policy — Our publicly-available insider trading policy prohibits directors, employees and certain family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer or from providing such material non-public information to any person who may trade while aware of such information. We restrict trading by our officers and directors, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to certain quarterly trading windows. While we do not have a policy that specifically prohibits our executive officers from hedging the economic risk of stock ownership in our stock, we discourage our executive officers from entering into certain types of hedges with respect to our securities. In addition, federal securities laws prohibit our executive officers from selling “short” our stock.
Tax Deductibility of Executive Compensation — Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to NEOs (excluding our principal financial officer) in excess of $1 million unless it qualifies as “performance-based.” In evaluating whether to structure executive compensation components as qualified performance-based compensation and thus, tax deductible, the Compensation Committee considers the net cost to us, its ability to effectively administer executive compensation in the long-term interest of stockholders, and the specific corporate goal underlying the various items of compensation.
Stock option grants, stock appreciation rights and performance-based restricted stock awards granted to executive officers that may be covered under Section 162(m) are generally structured to be fully deductible. The Compensation Committee believes, however, that it is important to preserve flexibility in administering compensation programs so as to promote corporate goals. Accordingly, the Committee from time to time has approved elements of compensation that were consistent with the objectives of our executive compensation program, but that may not be fully deductible. For example, even though they were based upon specified individual performance measures, the incentive compensation awards for some executive officers in fiscal year 2009 did not satisfy all of the requirements for the qualified performance-based compensation exception to the Section 162(m) deduction limit.
Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A.
Accounting for Share-Based Compensation — Before we grant share-based compensation awards, or modify previously granted awards, we consider the accounting impact of the proposed award or modification.
Fiscal Year 2009 Compensation
NEO Total Direct Compensation Mix
For its fiscal year 2009 NEO compensation decisions, the Compensation Committee reviewed: (i) senior management’s recommended compensation elements and amounts, performance measures and targets for our incentive compensation programs; (ii) an executive compensation study for fiscal year 2008 and fiscal year 2009 incentive plan performance goal review provided by the compensation consultant; (iii) the financial performance of Jabil’s various operating segments; and (iv) the compensation history for each NEO.
The following charts illustrate the target fiscal year 2009 compensation for our NEOs by type of compensation as a percentage of our NEOs’ targeted total direct compensation. The charts demonstrate the compensation philosophy that the significant majority of our NEOs’ compensation is at-risk and tied to performance. These charts reflect the Compensation Committee’s desired mix of salary and cash and equity-based incentives at the target levels established at the beginning of fiscal year 2009. These amounts differ from those shown in the Summary Compensation Table, which reflects actual cash incentives earned in fiscal year 2009 and the accounting expense of stock-based compensation associated with multiple years of stock grants, including grants in fiscal year 2009.

CEO TARGET COMPENSATION MIX
2009 Total = $5,421,500
OTHER NEOs TARGET COMPENSATION MIX
2009 Average Total = $2,414,493
In the above charts, the percentages illustrate the portion of targeted total direct compensation that each of the components represents. “Salary” is the annual salary approved for the NEOs effective September 1, 2008; “Cash Incentives” are at the targets for fiscal year 2009; and the “Performance-Based Equity” and “Time-Based Equity” are the grant date fair values at target for fiscal year 2009. For the “Other NEOs Target Compensation Mix,” each section represents an average of all of the NEOs other than the CEO for that type of compensation.
Salary
In July 2008, the Compensation Committee determined that salary increases were appropriate for the NEOs other than the CEO, resulting in salary increases for Messrs. Alexander, Mondello, Lovato, and Muir ranging from 3.7% to 5.3%. The CEO’s salary was not increased in fiscal year 2009. In addition, the Committee determined in July and October 2009 that it would not make any merit increases in salaries for the remainder of fiscal year 2009 and for fiscal year 2010.

Annual Cash Incentives
Selection of Performance Measures — Each year, the Compensation Committee selects the metrics to be used to measure performance. As in previous years, for fiscal year 2009 the Committee selected annual core operating income, average monthly core return on invested capital over the last six months of the fiscal year (“ROIC”) and divisional core operating income. Each of these metrics includes the element of “core” operating income, which is reviewed by the Audit Committee based on the results related directly to Jabil’s manufacturing operations, and may exclude items such as amortization of intangibles, stock-based compensation expense, foreign exchange adjustments, restructuring and impairment charges, and other charges. The Compensation Committee views the core measure as containing the most relevant items for measuring overall operating performance. The Committee selected ROIC as it allows executives to measure whether Jabil is achieving an efficient return on its capital deployed. In previous years, for Messrs. Lovato and Muir, the Committee had selected the measure of divisional combined free cash flow, but decided to eliminate this metric due to challenges associated with fairly allocating free cash flow at facilities shared by multiple divisions.
For fiscal year 2009, the Compensation Committee established the specific targets for each of the selected performance measures before the beginning of the fiscal year, in July 2008. The Committee sets incentive compensation for executive officers and non-executive officers at the same time. For fiscal year 2009, the Committee wanted the non-executive officers to know their cash incentive performance criteria and targets at the beginning of the fiscal year. “Year over year” conditions were established where no cash incentive would be earned for the operating income measures unless operating income for fiscal year 2009 equaled or exceeded that of fiscal year 2008. Less than 90 days after the beginning of fiscal year 2009, the Committee determined that the specific performance targets and the “year over year” conditions were not appropriate as a result of extraordinary economic circumstances that were beyond the control of Jabil’s officers, and they were concerned that the absence of potential incentive compensation for the balance of fiscal year 2009 would not meet aspects of our guiding principles relating to motivating the achievement of financial and strategic goals and providing a competitive compensation program. As a result, in November 2008 the Committee revised the financial performance targets that had initially been established in July 2008.
The Compensation Committee believes that these performance measures effectively motivated our NEOs to focus on improving both revenue and profitability because the targets were challenging but obtainable, measurable, clearly understood and the drivers of the creation of sustainable long-term value for our stockholders.
Determination of Incentive Targets — For each of the selected performance measures for the cash incentives (annual core operating income, ROIC and divisional core operating income) the Compensation Committee set specific targets for fiscal year 2009. All these performance measures are at-risk. The ROIC target calculation was based on the operating income target, providing a strong correlation of desired results between operating income and asset efficiency.
Next, the Compensation Committee determined how the achievement of each of these performance measures would translate into the calculation of each NEO’s fiscal year 2009 cash incentives. The Compensation Committee chose ranges that it believed were relevant in an uncertain economic environment. The table below, under the heading “Percentage of achievement level payout,” lists the percentages used to calculate each NEO’s fiscal year 2009 cash incentive based on the different levels of achievement of each of the performance measures. The maximum payout, capped at 200%, recognizes achievement that would bring superior value to Jabil and its stockholders. Where achievement is less than the threshold, there is no payout.

Annual						Consumer Division			EMS Division
Core Operating Income			ROIC			Core Operating Income			Core Operating Income
Threshold	Target	Max	Threshold	Target	Max	Threshold	Target	Max	Threshold	Target	Max
$202m	$455m	$495m	5%	12%	15%	$36m	$87m	$105m	$144m	$320m	$337m
Percentage of achievement level payout
25%	100%	200%	25%	100%	200%	25%	100%	200%	25%	100%	200%

Next, the Compensation Committee determined how each performance measure was weighted for the purposes of calculating each NEO’s fiscal year 2009 cash incentives. The weightings vary based on each NEO’s role and area of influence. This weighting is set forth in the table below.

	Weighting of Performance Measures
	Annual Core		Divisional Core
	Operating		Operating
NEO	Income	ROIC	Income
Timothy L. Main	65%	35%	—
Forbes I.J. Alexander	65%	35%	—
Mark T. Mondello	65%	35%	—
John P. Lovato	25%	25%	50%
William D. Muir, Jr.	25%	25%	50%
Finally, the Compensation Committee determined each NEO’s fiscal year 2009 cash incentive target as a percentage of salary. The percentages vary depending on the metrics chosen and the individual’s responsibilities, as well as on market data considerations. The percentages demonstrate the emphasis on at-risk compensation. For fiscal year 2009, the targets were as follows:

Cash Incentive
Target as a % of
NEO	Salary
Timothy L. Main	145%
Forbes I.J. Alexander	90%
Mark T. Mondello	100%
John P. Lovato	90%
William D. Muir, Jr.	90%
Actual Cash Incentives — For fiscal year 2009, annual core operating income was $240.0 million, ROIC was 7.8%, and core operating income for the Consumer and EMS divisions was $73.5 million and $160.0 million, respectively. The table below shows the percentage of each cash incentive performance measure that was actually achieved as compared to the target, as certified by the Compensation Committee in October 2009, and sets forth the total cash incentive value at target compared to the total cash incentive amount actually received:

	Actual Achievement as a % of Target
	Annual		Divisional	Targeted	Actual	% of Actual
	Core		Core	Total Cash	Total Cash	Payout
	Operating		Operating	Incentive	Incentive	Against
NEO	Income	ROIC	Income	Amount	Received	Target
Timothy L. Main	33.1%	41.8%	—	$1,450,000	$524,103	36.1%
Forbes I.J. Alexander	33.1%	41.8%	—	$468,000	$169,159	36.1%
Mark T. Mondello	33.1%	41.8%	—	$700,000	$253,015	36.1%
John P. Lovato	33.1%	41.8%	75%	$450,000	$253,013	56.2%
William D. Muir, Jr.	33.1%	41.8%	30%	$450,000	$151,763	33.7%

The values of the fiscal year 2009 actual cash incentives also appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
Long-Term, Equity-Based Compensation
For fiscal year 2009, the Compensation Committee granted our NEOs two types of performance-based restricted stock awards and one type of time-based restricted stock awards, with the potential to achieve the most value placed on the performance-based grants. At the target amounts, the performance-based awards and time-based awards represented approximately 66% and 34%, respectively, of the total value. The Compensation Committee established this allocation between performance and time-based awards to balance several of the objectives within the guiding principles of our compensation program.
The Compensation Committee decided in July 2009 to change the manner in which it provides for dividend rights for performance-based and time-based restricted stock awards. As a result, for restricted stock awards granted after July 2009, the grantees will not receive dividends until such time as the restricted stock becomes vested. Upon vesting, the grantees will receive payment of the cumulative dividends (without interest).
Performance-Based Awards — These awards are at-risk and variable. For one group of our fiscal year 2009 performance-based restricted stock awards, vesting was based on the compounded annual growth rate (“CAGR”) of Jabil’s core earnings per share (“Core EPS”) over a three-year performance period. The Compensation Committee believes that measuring performance against a three-year measurement of Core EPS and CAGR aligns the NEOs’ compensation with stockholders’ interests over the long term horizon.
For the other group of our fiscal year 2009 performance-based restricted stock awards, vesting was based on Jabil’s total shareholder return (“TSR”) relative to the TSR of the S&P 500 measured each fiscal year over a three-year performance period. The Compensation Committee chose the S&P 500 as it believes that a portion of the equity awards should measure performance against well-run, global companies and not just against Jabil’s peer group companies, since stockholders may invest in any company of their choice.
A summary of our fiscal year 2009 performance-based restricted stock awards, including the target measure and the range of potential achievement is:

	Performance Measure	Performance Measure
	CAGR of Core EPS*	TSR vs. S&P 500
Performance period	3 year period beginning 9/1/08 and ending 8/31/11	Measured each fiscal year during a 3 year performance period (FY 2009 to 2011)

Range of achievement	0% if CAGR is <2%/year	• 0% if TSR is < 100% of S&P’s TSR
	100% if CAGR is at 11%/year or	• 33.33% if TSR is 100% to 105% of S&P’s TSR
	up to 200% if CAGR is >21%/year	• 50% if TSR is >105% of S&P’s TSR ACHIEVEMENT IS CAPPED AT 100% OF SHARES GRANTED.

*	Based upon a compounded annual growth rate of Jabil’s Core EPS over a three-year performance period.

We believe that using Core EPS and TSR as performance measures for the vesting of our performance-based restricted stock awards encourages our executives to focus on improving earnings over the long-term and supports our guiding principle of alignment with stockholders’ interests. The table below shows the results of those performance-based awards with performance periods that expired during fiscal year 2009:

		Performance Measure	Performance Measure
Fiscal Year	Date of Grant	CAGR of Core EPS	TSR vs. S&P 500
2007	October 26, 2006	0% vested	no TSR granted

2008	October 24,2007	3 year performance	50% vested
		period remains open	(Only the 3rd performance
period remains open)

2009	October 22, 2008	3 year performance	0% vested
		period remains open	(The 2nd and 3rd performance
periods remain open)
For additional information relating to the terms and conditions of our performance-based awards, see the notes to the Grants of Plan-Based Awards in Fiscal 2009 Table.
Time-Based Awards — The time-based awards made for fiscal year 2009 vest at the rate of 30% on the first anniversary, 30% on the second anniversary, and the remaining 40% on the third anniversary. Each of our NEOs received a grant of restricted stock, except for Mr. Lovato, who received restricted stock units as he is based in Belgium where the restricted stock grants would have resulted in adverse tax treatment. The Compensation Committee believes that providing time-based awards supports our guiding principle of competitiveness and promotes retention. The market data provided by the compensation consultant indicates that providing time-based awards is a practice commonly adopted in recent years. In times of macroeconomic decline, time-based awards provide a superior retention value. As many of the performance-based grants did not vest as noted above, they no longer create a retention value, and this outcome is balanced by the time-based awards. The Compensation Committee chose a graduated vesting schedule to further the goal of retention, as the greatest percentage of shares vest in the third year of the grant.
COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Jabil under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Jabil specifically incorporates this Report by reference therein.
The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the 2009 Annual Meeting of Stockholders and incorporated by reference in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009.

By the Compensation Committee Kathleen A. Walters, Chair Mel S. Lavitt David M. Stout

SUMMARY COMPENSATION TABLE
The following table summarizes the compensation of our named executive officers (“NEOs”) for the fiscal year ended August 31, 2009. The NEOs are our Chief Executive Officer and Chief Financial Officer, along with each of our next three most highly compensated executive officers, based upon their total compensation as reflected in the table below.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Timothy L. Main	2009	1,000,000	1,641,363	964,853	524,103	4,421	4,134,740
Chief Executive Officer,	2008	1,000,000	1,350,310	964,853	155,925	20,029	3,491,117
President	2007	1,000,000	1,346,065	1,012,366	345,488	19,698	3,723,617

Forbes I.J. Alexander	2009	519,615	670,099	299,120	169,159	6,878	1,664,871
Chief Financial Officer	2008	500,000	478,200	299,120	51,975	12,706	1,342,001
	2007	475,000	463,417	311,259	134,269	7,778	1,391,723

Mark T. Mondello	2009	699,519	1,009,488	484,346	253,015	8,783	2,455,151
Chief Operating Officer	2008	675,000	716,933	484,346	77,963	14,017	1,968,259
	2007	600,000	685,714	499,753	188,448	8,336	1,982,251

John P. Lovato	2009	499,519	511,218	269,856	253,013	1,670,363	3,203,969
Executive Vice President, Chief	2008	475,000	360,930	269,856	43,819	841,230	1,990,835
Executive Officer, Consumer Division	2007	400,000	370,942	270,526	140,976	955,895	2,138,339

William D. Muir, Jr.	2009	499,519	534,551	269,856	151,763	294,139	1,749,828
Executive Vice President, Chief	2008	475,000	369,863	269,856	43,819	249,950	1,408,488
Executive Officer, EMS Division	2007	400,000	370,942	262,737	140,976	404,358	1,579,013

(1)	The “Salary” column reflects the salaries set on an accrual basis.

(2)	Amounts shown under the “Stock Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with FAS 123R/ASC 718 for fiscal year 2009. Amounts shown reflect the partial amortization of grants made in fiscal year 2009 as well as the partial amortization of stock awards granted in prior years which were not yet fully vested. The assumptions used for the valuations are set forth in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards in Fiscal Year 2009 Table and the “Compensation Discussion and Analysis” for information with respect to stock grants made in fiscal year 2009 and the Outstanding Equity Awards at 2009 Fiscal Year End Table with respect to stock awards made prior to fiscal year 2009. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the NEOs.

(3)	Amounts shown under the “Option Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with FAS 123R/ASC 718 for fiscal year 2009 with respect to stock appreciation rights granted to NEOs. Amounts shown reflect partial amortization of stock appreciation rights grants made in fiscal year 2008 as well as the partial amortization of stock options and stock appreciation rights granted in prior years which were not fully vested. We recognized expense ratably in monthly increments over the vesting period. The assumptions used for the valuations are set forth in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Outstanding Equity Awards at 2009 Fiscal Year End Table for information with respect to options and stock appreciation rights granted prior to fiscal year 2009. These amounts reflect our accounting for these stock option and stock appreciation rights grants and do not correspond to the actual values that may be recognized by the NEOs.

(4)	Amounts shown under the “Non-Equity Incentive Plan Compensation” column represent annual incentive award amounts under our Annual Incentive Plan for services performed in each fiscal year. For additional information about our Annual Incentive Plan and these payouts see the “Compensation Discussion and Analysis” and the Grants of Plan-Based Awards in Fiscal Year 2009 Table.

(5)	This column does not include any cash dividends paid on shares of restricted stock held by the NEOs during fiscal year 2009, as these dividends were reflected in the grant date fair value of each of the applicable restricted stock grants (as calculated under FAS 123R/ASC 718). The following table describes the components of the “All Other Compensation” column for fiscal year 2009:

	Jabil		Perquisites
	Contributions		and Other
	to 401(k) Plan	Profit	Personal	Expatriate
Name	($)	Sharing ($)	Benefits ($)	Benefits ($)		Total ($)
Timothy L. Main	0	4,421	(a )			4,421
Forbes I.J. Alexander	4,976	1,902				6,878
Mark T. Mondello	4,654	2,677	1,452 (a)			8,783
John P. Lovato	9,577	1,670		1,659,116	(b)	1,670,363
William D. Muir, Jr.	6,923	1,733		285,483	(c)	294,139

(a)	Jabil maintains a golf club membership for Messrs. Main and Mondello for business purposes. If the membership is used for personal purposes, the incremental cost is paid by the user and therefore we have not included any amount in this table associated with such use. For Mr. Mondello, the $1,452 represents a benefit received by the executive officer as a result of Jabil paying certain expenses associated with such executive officer undergoing a physical examination at the Mayo Clinic.

(b)	This sum is equal to the following amounts paid by Jabil to Mr. Lovato, or to some third party on behalf of Mr. Lovato, as a result of his work assignment in Belgium:
(i)	$70,621 in connection with Mr. Lovato’s housing and utilities in Belgium.
(ii)	$63,792 in order to compensate Mr. Lovato for the difference in purchasing power between St. Petersburg, Florida and Belgium.
(iii)	$10,543 for Mr. Lovato’s car and other transportation expenses while in Belgium.
(iv)	$12,621 for travel expenses incurred by Mr. Lovato and his family in traveling from Belgium to St. Petersburg, Florida and then back to Belgium.
(v)	$1,426,285 payment on behalf of Mr. Lovato of 2007 Belgium tax assessments resulting from him providing services to Jabil in Belgium.
(vi)	$34,856 for education expenses for dependents.
(vii)	$2,411 for mobile phone usage and a passport fee.
(viii)	$25,915 to reimburse Mr. Lovato for his 2008 U.S. income taxes resulting from the benefits listed in (i) through (vii) above.
(ix)	$11,691 as a U.S. tax “gross-up” reimbursement for the additional Belgium income taxes owed by Mr. Lovato as a result of the benefits listed in (i) through (vii) above.
(x)	$381 as a U.S. tax “gross-up” reimbursement for the additional U.S. income taxes owed by Mr. Lovato as a result of the benefit listed in (viii) above.

(c)	This sum is equal to the following amounts paid by Jabil to Mr. Muir, or to some third party on behalf of Mr. Muir, as a result of his work assignment in Singapore:
(i)	$151,532 in connection with Mr. Muir’s housing and utilities in Singapore.
(ii)	$6,294 in order to compensate Mr. Muir for the difference in purchasing power between St. Petersburg, Florida and Singapore.
(iii)	$12,902 for Mr. Muir’s car and other transportation expenses while in Singapore.
(iv)	$28,762 for relocation expenses.
(v)	$30,067 for education expenses for dependents.
(vi)	$38,710 to reimburse Mr. Muir for his 2008 U.S. income taxes resulting from the benefits listed in (i) through (iv) above.
(vii)	$3,295 as a U.S. tax “gross-up” reimbursement for the additional Singapore income taxes owed by Mr. Muir as a result of the benefits listed in (i) through (iv) above.
(viii)	$13,921 as a tax “gross-up” reimbursement for the additional U.S. income taxes owed by Mr. Muir as a result of the benefit listed in (vi) above.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009
The following table provides information about cash and equity incentive compensation awarded to our NEOs in fiscal year 2009, including: (1) the grant date of equity awards; (2) the range of possible cash payouts under our Annual Incentive Plan for fiscal year 2009 performance; (3) the range of performance-based restricted stock shares that may be earned in respect of the fiscal years 2009 to 2011 performance period; (4) the number of time-based restricted shares granted; and (5) the grant date fair value of performance-based restricted stock and time-based restricted stock computed under FAS 123R/ASC 718.

									Grant Date
		Estimated Possible Payouts Under Non-Equity				Estimated Future Payouts Under Equity			Fair Value
		Incentive Plan Awards (1)				Incentive Plan Awards (2)			of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Type	Threshold (#)	Target (#)(3)	Maximum (#)	Awards ($)(4)
Timothy L. Main	10/22/08	362,500	1,450,000	2,900,000	CAGR	12,500	125,000	250,000	2,971,500
	10/22/08				TSR	87,500	175,000	175,000
	10/22/08				TBRS	125,000	125,000	125,000

Forbes I.J. Alexander	10/22/08	117,000	468,000	936,000	CAGR	5,300	53,000	106,000	1,267,040
	10/22/08				TSR	37,750	75,500	75,500
	10/22/08				TBRS	53,000	53,000	53,000

Mark T. Mondello	10/22/08	175,000	700,000	1,400,000	CAGR	8,500	85,000	170,000	2,026,100
	10/22/08				TSR	60,000	120,000	120,000
	10/22/08				TBRS	85,000	85,000	85,000

William D. Muir, Jr.	10/22/08	112,500	450,000	900,000	CAGR	4,480	44,800	89,600	1,070,904
	10/22/08				TSR	31,900	63,800	63,800
	10/22/08				TBRS	44,800	44,800	44,800

John P. Lovato	10/22/08	112,500	450,000	900,000	CAGR	4,660	46,600	93,200	1,005,928
	10/22/08				TSR	31,400	62,800	62,800
	10/22/08				TBRS	46,600	46,600	46,600

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts under our Annual Incentive Plan in respect of fiscal year 2009 performance. If performance is below threshold then no amounts will be paid. For additional information related to the annual cash incentive awards including performance targets, measures and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of performance-based restricted stock awards granted under our 2002 Stock Incentive Plan in fiscal year 2009 for the three-year performance period covering fiscal years 2008 through 2011. For additional information related to the performance measures and targets, see the “Compensation Discussion and Analysis” section of this proxy statement. During the performance period, cash dividend payments are paid to each NEO other than Mr. Lovato in an amount equal to dividends paid on our common stock. See the “Long-Term, Equity-Based Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under restricted stock awards granted after July 2009. In order to avoid adverse foreign tax consequences, the performance-based and time-based restricted stock awards granted to Mr. Lovato do not provide rights to dividends. A NEO must remain employed with us through the last day of the performance period to earn an award. See the “Potential Payments Upon Termination or a Change in Control” section for treatment of restricted stock upon a change in control.

(3)	The determination of the number of shares awarded was predicated on a target value based on a six month average stock price for the period from March 3, 2008 to August 31, 2008, calculated as $13.59.

(4)	The “Grant Date Fair Value of Stock Awards” column shows the full grant date fair value of the performance-based restricted stock and time-based restricted stock granted to the NEOs in fiscal year 2009. The grant date fair value of the awards is determined under FAS 123R/ASC 718 and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual FAS 123R/ASC 718 accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The assumptions used for determining values are set forth in Note 12 to our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009. The amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR END
The following table provides information regarding outstanding unexercised stock options (including stock appreciation rights) and unvested stock awards held by each of our NEOs as of August 31, 2009. Each grant of options or unvested stock awards is shown separately for each NEO. The vesting schedule for each award of options is shown following this table based on the option grant date.

		Option Awards (1)				Stock Awards
								Equity
								Incentive Plan	Equity Incentive
						Number of	Market	Awards:	Plan Awards:
		Number of	Number of			Shares or	Value of	Number of	Market or Payout
		Securities	Securities			Units of	Shares or	Unearned	Value of
		Underlying	Underlying	Option		Stock That	Units of	Shares Units or	Unearned Shares,
	Option	Unexercised	Unexercised	Exercise	Option	Have Not	Stock That	Other Rights	Units or Other
	Grant	Options	Options	Price	Expiration	Vested	Have Not	that Have Not	Rights that Have
Name	Date	Exercisable (#)	Unexercisable (#)	($)	Date	(#)(2)	Vested ($)(3)	Vested (#)(4)	Not Vested ($)(5)
Timothy L. Main	10/20/1999	141,600	—	23.09	10/20/2009	—	—	—	—
	10/12/2000	141,900	—	42.75	10/12/2010	—	—	—	—
	9/21/2001	198,900	—	15.00	9/21/2011	—	—	—	—
	10/17/2002	115,600	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	105,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	65,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	105,000	—	24.02	10/20/2014	50,000	547,500	—	—
	10/25/2005	128,333	11,667	30.05	10/24/2015	—	—	—	—
	10/26/2006	81,666	58,334	29.31	10/25/2016	—	—	—	—
	10/24/2007	9,249	27,751	21.56	10/23/2017	—	—	186,000	2,036,700
	10/22/2008	—	—	—	—	125,000	1,368,750	300,000	3,285,000
Forbes I.J. Alexander	10/20/1999	20,000	—	23.09	10/20/2009	—	—	—	—
	10/12/2000	13,100	—	42.75	10/12/2010	—	—	—	—
	10/17/2002	11,592	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	50,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	25,000	273,750	—	—
	10/11/2005	35,325	3,212	29.79	10/10/2015	—	—	—	—
	10/26/2006	26,695	19,068	29.31	10/25/2016	—	—	—	—
	10/24/2007	3,749	11,251	21.56	10/23/2017	—	—	60,000	657,000
	10/22/2008	—	—	—	—	53,000	580,350	128,500	1,407,075
Mark T. Mondello	10/20/1999	30,000	—	23.09	10/20/2009	—	—	—	—
	10/12/2000	28,300	—	42.75	10/12/2010	—	—	—	—
	9/21/2001	101,600	—	15.00	9/21/2011	—	—	—	—
	10/17/2002	80,500	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	75,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	50,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	120,000	—	24.02	10/20/2014	25,000	273,750	—	—
	10/11/2005	59,244	5,386	29.79	10/10/2015	—	—	—	—
	10/26/2006	43,710	31,223	29.31	10/25/2016	—	—	—	—
	10/24/2007	4,999	15,001	21.56	10/23/2017	—	—	100,000	1,095,000
	10/22/2008	—	—	—	—	85,000	930,750	205,000	2,244,750
John P. Lovato	10/12/2000	19,900	—	42.75	10/12/2010	—	—	—	—
	10/17/2002	21,592	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	65,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	50,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	20,000	219,000	—	—
	10/11/2005	29,437	2,677	29.79	10/10/2015	—	—	—	—
	10/26/2006	21,074	15,054	29.31	10/25/2016	—	—	—	—
	10/24/2007	6,249	18,751	21.56	10/23/2017	—	—	45,000	492,750
	10/22/2008	—	—	—	—	46,600	510,270	109,400	1,197,930

		Option Awards (1)				Stock Awards
								Equity
								Incentive Plan	Equity Incentive
						Number of	Market	Awards:	Plan Awards:
		Number of	Number of			Shares or	Value of	Number of	Market or Payout
		Securities	Securities			Units of	Shares or	Unearned	Value of
		Underlying	Underlying	Option		Stock That	Units of	Shares Units or	Unearned Shares,
	Option	Unexercised	Unexercised	Exercise	Option	Have Not	Stock That	Other Rights	Units or Other
	Grant	Options	Options	Price	Expiration	Vested	Have Not	that Have Not	Rights that Have
Name	Date	Exercisable (#)	Unexercisable (#)	($)	Date	(#)(2)	Vested ($)(3)	Vested (#)(4)	Not Vested ($)(5)
William D. Muir, Jr.	10/20/1999	17,000	—	23.09	10/20/2009	—	—	—	—
	12/22/2000	10,500	—	21.38	12/22/2010	—	—	—	—
	9/21/2001	30,786	—	15.00	9/21/2011	—	—	—	—
	9/21/2001	214	—	24.85	9/21/2011	—	—	—	—
	10/17/2002	64,400	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	50,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	20,000	219,000	—	—
	10/11/2005	29,437	2,677	29.79	10/10/2015	—	—	—	—
	10/26/2006	21,074	15,054	29.31	10/25/2016	—	—	—	—
	10/24/2007	6,249	18,751	21.56	10/23/2017	—	—	45,000	492,750
	10/22/2008	—	—	—	—	44,800	490,560	108,600	1,189,170

(1)	The options include incentive stock options, nonqualified stock options and stock appreciation rights. The exercise or base price for all grants is the closing price of a share of our common stock on the last trading day before the date of grant, in accordance with the terms of our equity incentive plans as in effect prior to October 25, 2007. The exercise price of stock options may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” procedures. All stock appreciation rights are settled in shares of our common stock. In the event of termination of employment for any reason, stock options and stock appreciation rights may be exercised only to the extent they were vested on the date of termination. In the event of termination for any reason other than death or disability, stock options and stock appreciation rights may be exercised during the 30-day period following termination. In the event of death or disability, stock options and stock appreciation rights remain exercisable for a period of 12 months. The following table details the vesting schedule for stock option and stock appreciation rights grants based upon the grant date. In general, stock options and stock appreciation rights expire 10 years from the date of grant.

Grant Date	Vesting
10/20/1999,	Options vested at a rate of 12% after the first six months (on April 20, 2000;
10/12/2000,	April 12, 2001; June 12, 2001; March 21, 2002; April 17, 2003; and April 2,
12/12/2000,	2004, respectively) and 2% per month thereafter, becoming fully vested after a
09/21/2001,	50-month period (on December 20, 2003; December 12, 2004; February 12,
10/17/2002,	2005; November 21, 2005; December 17, 2006; and December 2, 2007,
10/02/2003	respectively).

12/16/2003	Options vest upon the earlier of 7 years (on December 16, 2010) or satisfaction of specific performance goals. The performance goals associated with this grant are based upon Jabil’s total shareholder return compared to peer group companies.

10/20/2004	Options vest at a rate of 12% after the first six months (on April 20, 2005) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 20, 2008).

10/11/2005	Stock appreciation rights vest at a rate of one-twelfth fifteen months after the grant date (on January 11, 2007) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 11, 2009).

Grant Date	Vesting
10/26/2006	Stock appreciation rights vest at a rate of one-twelfth fifteen months after the grant date (on January 26, 2008) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 26, 2010).

10/24/2007	Stock appreciation rights vest at a rate of one-twelfth fifteen months after the grant date (on January 24, 2009) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 24, 2011).

(2)	These are grants of time-based restricted shares and shares under a time accelerated restricted stock appreciation program (TARSAP). Shares granted under the TARSAP vest and will cease being restricted upon the earlier of 5 years from the date of grant or satisfaction of specific performance goals. Time-based restricted shares vest and will cease being restricted at the rate of 30% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and 40% on the third anniversary of the grant date. During the restriction period of the restricted stock, the holder may exercise full voting rights, but may not transfer or otherwise dispose of such shares. Dividends are paid in cash on shares of restricted stock in an amount equal to the dividend payments on our common stock. See the “Long-Term, Equity-Based Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under restricted stock awards granted after July 2009. Upon termination of employment for any reason prior to full vesting, unvested shares of restricted stock are forfeited. See the “Potential Payments Upon Termination or a Change in Control” section for treatment of restricted stock upon a change in control.

(3)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $10.95, the closing market price of Jabil common stock on August 31, 2009.

(4)	These amounts represent the number of shares of performance-based restricted stock granted in (a) fiscal year 2008 with a three-year performance period covering fiscal years 2008 through 2010, (b) fiscal year 2009 with a three-year performance period covering fiscal years 2009 through 2011. The number of shares and related values as of August 31, 2009 represent the award that was granted at target. Actual results may cause our NEOs to earn more or fewer shares. All performance-based restricted stock shares awarded to each NEO other than those awarded to Mr. Lovato in fiscal years 2008 and 2009 provide for the payment of cash dividends in an amount equal to the dividend payments on our common stock. See the “Long-Term, Equity-Based Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under restricted stock awards granted after July 2009. In order to avoid adverse foreign tax consequences, the performance-based restricted stock awards granted to Mr. Lovato in fiscal years 2008 and 2009 do not provide rights to dividends. For more information regarding performance-based restricted stock, see the Grants of Plan-Based Awards in Fiscal Year 2009 Table and the “Compensation Discussion and Analysis” section.

(5)	The market value shown was determined by multiplying the number of unearned performance-based restricted stock shares (at target) by $10.95, the closing market price of Jabil common stock on August 31, 2009.
OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009
None of our NEOs exercised options or stock appreciation rights during fiscal 2009. None of our NEOs acquired any shares upon the vesting of stock awards during fiscal 2009.

POTENTIAL PAYMENTS UPON TERMINATION
OR A CHANGE IN CONTROL
Jabil’s NEOs do not have employment or severance agreements. Accordingly, upon a termination, for cause, no cause, change in control or any other reason whatsoever, the applicable NEO(s) shall only receive salary and bonus earned to the date of termination, unless Jabil decides at that time to voluntarily make some type of severance payment. The only other scenario in which our NEOs may receive any additional amounts is a change in control. In the event of a change in control, awards outstanding under the 2002 Stock Incentive Plan will accelerate on the first anniversary of the change in control if the NEO has remained an employee or a consultant, or on the date the grantee is terminated without cause or resigns for good reason. These are more fully discussed in the “Change in Control Arrangements” section above. The following table sets forth the additional amounts that could have been realized by each NEO if termination of his employment were to have occurred as of August 31, 2009 as a result of a change in control.

	Termination Due to
All NEOs	Change in Control
Salary	$0

Short term cash incentives	$0

Equity	All unvested equity grants would be accelerated, resulting in these values(1):
	Timothy L. Main	$9,625,050
	Forbes I.J. Alexander	$3,827,025
	Mark T. Mondello	$6,022,500
	John P. Lovato	$3,203,970
	William D. Muir, Jr.	$3,155,790

(1)	The value represents achievement of the maximum amount that could be realized at the market price on August 31, 2009. The only equity grants with value are restricted stock grants. As the closing price on the NYSE was less than the exercise price of the unvested options and SARs, the value of these unvested options and SARs, calculated as the number of unvested options and SARs on August 31, 2009 multiplied by the difference between the closing price on such date and the exercise price for such options and SARs, would equal zero.
OTHER PROCEDURAL MATTERS
Jabil knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Jabil may recommend.
Jabil’s Annual Report on Form 10-K, as filed by Jabil with the SEC (excluding exhibits), is a portion of the Annual Report that is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report, including the Annual Report on Form 10-K is not to be considered part of this proxy solicitation material.
THE BOARD OF DIRECTORS
St. Petersburg, Florida
December 11, 2009

APPENDIX A
PROPOSED REVISIONS SUBJECT TO STOCKHOLDERS APPROVAL ARE MARKED, WITH THE NEW LANGUAGE APPEARING AS UNDERLINED
JABIL CIRCUIT, INC.
2002 STOCK INCENTIVE PLAN
     1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants, and to promote the success of the Company’s business. Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Stock Awards, Performance Units, Performance Shares or Stock Appreciation Rights.
     2. Definitions. As used herein, the following definitions shall apply:
          (a) “Administrator” means the Board or any Committee or person as shall be administering the Plan, in accordance with Section 4 of the Plan.
          (b) “Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax and securities laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted.
          (c) “Award” means an Option, Stock Appreciation Right, Stock Award, Performance Unit or Performance Share granted under the Plan.
          (d) “Award Agreement” means the agreement, notice and/or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Administrator.
          (e) “Board” means the Board of Directors of the Company.
          (f) “Change in Control” means the happening of any of the following, unless otherwise provided by the Award Agreement:
               (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Company or one of its subsidiaries;
               (ii) the adoption of a plan relating to the Company’s liquidation or dissolution;
               (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person other than the Company or its subsidiaries, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s voting stock or other voting stock into which the Company’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;
               (iv) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the voting stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of voting stock of the Company outstanding immediately prior to such transaction directly or indirectly constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction; or
               (v) the first day on which a majority of the members of the Board are not Continuing Directors. “Continuing Director” means, as of any date of determination with respect to any Award, any member of the Board who (1) was a member of the Board on the Date of Grant of such Award; or (2) was nominated for election or elected to the Board with the approval of a majority of the continuing directors who were members of the Board at the time of such nomination or election.”
          (g) “Change in Control Price” means, as determined by the Board,
               (i) the highest Fair Market Value of a Share within the 60 day period immediately preceding the date of determination of the Change in Control Price by the Board (the “60-Day Period”), or
               (ii) the highest price paid or offered per Share, as determined by the Board, in any bona fide transaction or bona fide offer related to the Change in Control of the Company, at any time within the 60-Day Period, or
               (iii) some lower price as the Board, in its discretion, determines to be a reasonable estimate of the fair market value of a Share.

          (h) “Code” means the Internal Revenue Code of 1986, as amended.
          (i) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.
          (j) “Common Stock” means the Common Stock, $.001 par value, of the Company.
          (k) “Company” means Jabil Circuit, Inc., a Delaware corporation.
          (l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services, including without limitation non-Employee Directors who are paid only a director’s fee by the Company or who are compensated by the Company for their services as non-Employee Directors. In addition, as used herein, “consulting relationship” shall be deemed to include service by a non-Employee Director as such.
          (m) “Continuous Status as an Employee or Consultant” means that the employment or consulting relationship is not interrupted or terminated by the Company, any Parent or Subsidiary. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute, or (ii) transfers between locations of the Company or between the Company, a Parent, a Subsidiary or successor of the Company; or (iii) a change in the status of the Grantee from Employee to Consultant or from Consultant to Employee.
          (n) “Covered Stock” means the Common Stock subject to an Award.
          (o) “Date of Grant” means the date on which the Administrator makes the determination granting the Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Grantee within a reasonable time after the Date of Grant.
          (p) “Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant terminates.
          (q) “Director” means a member of the Board.
          (r) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
          (s) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.
          (t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (u) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
               (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
               (ii) If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
               (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.
          (v) “Grantee” means an individual who has been granted an Award.
          (w) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
          (x) “Mature Shares” means Shares for which the holder thereof has good title, free and clear of all liens and encumbrances, and that such holder either (i) has held for at least six months or (ii) has purchased on the open market.
          (y) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
          (z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
          (aa) “Option” means a stock option granted under the Plan.

          (bb) “Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company holds at least 50 percent of the voting shares of one of the other corporations in such chain.
          (cc) “Performance Period” means the time period during which the performance goals established by the Administrator with respect to a Performance Unit or Performance Share, pursuant to Section 9 of the Plan, must be met.
          (dd) “Performance Share” has the meaning set forth in Section 9 of the Plan.
          (ee) “Performance Unit” has the meaning set forth in Section 9 of the Plan.
          (ff) “Plan” means this 2002 Stock Incentive Plan.
          (gg) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
          (hh) “Share” means a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.
          (ii) “Stock Appreciation Right” or “SAR” has the meaning set forth in Section 7 of the Plan.
          (jj) “Stock Grant” means Shares that are awarded to a Grantee pursuant to Section 8 of the Plan.
          (kk) “Subsidiary” means a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary
     3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan and except as otherwise provided in this Section 3, the maximum aggregate number of Shares that may be subject to Awards under the Plan since the Plan became effective is 41,808,726, which includes Shares that were available on August 31, 2009 to be subject to future Awards, plus Shares that were subject to Awards on August 31, 2009, and all Shares issued prior to August 31, 2009. The Shares may be authorized, but unissued, or reacquired Common Stock.
          If an Award expires or becomes unexercisable without having been exercised in full the remaining Shares that were subject to the Award shall become available for future Awards under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, if the payment upon exercise of a SAR is in the form of Shares, the Shares subject to the SAR shall be counted against the available Shares as one Share for every Share subject to the SAR, regardless of the number of Shares used to settle the SAR upon exercise.
     4. Administration of the Plan.
          (a) Procedure.
               (i) Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to different groups of Employees and Consultants. Except as provided below, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board and constituted to satisfy Applicable Law.
               (ii) Rule 16b-3. To the extent the Board or the Committee considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3.
               (iii) Section 162(m) of the Code. To the extent the Board or the Committee considers it desirable for compensation delivered pursuant to Awards to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Section 162(m) of the Code.
               (iv) Authorization of Officers to Grant Options. In accordance with Applicable Law, the Board may, by a resolution adopted by the Board, authorize one or more Officers to designate Officers and Employees (excluding the Officer so authorized) to be Grantees of Options and determine the number of Options to be granted to such Officers and Employees; provided, however, that the resolution adopted by the Board so authorizing such Officer or Officers shall specify the total number and the terms (including the exercise price, which may include a formula by which such price may be determined) of Options such Officer or Officers may so grant.
          (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee or an Officer, subject to the specific duties delegated by the Board to such Committee or Committee, the Administrator shall have the authority, in its sole and absolute discretion:
               (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(u) of the Plan;
               (ii) to select the Consultants and Employees to whom Awards will be granted under the Plan;
               (iii) to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;
               (iv) to determine the number of shares of Common Stock to be covered by each Award granted under the Plan;

               (v) to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;
               (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan. Such terms and conditions, which need not be the same for each grant or for each Grantee, include, but are not limited to, the exercise price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator shall determine;
               (vii) to construe and interpret the terms of the Plan and Awards;
               (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;
               (ix) to modify or amend each Award (subject to Section 13 of the Plan). However, the Administrator may not modify or amend any outstanding Option so as to specify a lower exercise price or accept the surrender of an outstanding Option and authorize the granting of a new Option with a lower exercise price in substitution for such surrendered Option;
               (x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
               (xi) to determine the terms and restrictions applicable to Awards;
               (xii) to make such adjustments or modifications to Awards granted to Grantees who are Employees of foreign Subsidiaries as are advisable to fulfill the purposes of the Plan or to comply with Applicable Law;
               (xiii) to delegate its duties and responsibilities under the Plan with respect to sub-plans applicable to foreign Subsidiaries, except its duties and responsibilities with respect to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act;
               (xiv) to provide any notice or other communication required or permitted by the Plan in either written or electronic form; and
               (xv) to make all other determinations deemed necessary or advisable for administering the Plan.
          (c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.
     5. Eligibility and General Conditions of Awards.
          (a) Eligibility. Awards other than Incentive Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Award may be granted additional Awards.
          (b) Maximum Term. Subject to the following provision, the term during which an Award may be outstanding shall not extend more than ten years after the Date of Grant, and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement; provided, however, that any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Administrator pursuant to Section 10 of the Plan may, if so permitted or required by the Administrator, extend more than ten years after the Date of Grant of the Award to which the deferral relates.
          (c) Award Agreement. To the extend not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each grant or for each Grantee, shall be set forth in an Award Agreement. The Administrator, in its sole and absolute discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee, including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as specified in the Award Agreement.
          (d) Termination of Employment or Consulting Relationship. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates (other than upon the Grantee’s death or Disability), then, unless otherwise provided by the Award Agreement, and subject to Section 11 of the Plan:
               (i) the Grantee may exercise his or her unexercised Option or SAR, but only within such period of time as is determined by the Administrator, and only to the extent that the Grantee was entitled to exercise it at the Date of Termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement). In the case of an Incentive Stock Option, the Administrator shall determine such period of time (in no event to exceed three months from the Date of Termination) when the Option is granted. If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified by the Administrator, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan. An Award Agreement may also provide that if the exercise of an Option following the Date of Termination would be prohibited at any time because the issuance of Shares would violate Company policy regarding compliance with Applicable Law, then the exercise period shall terminate on the earlier of (A) the expiration of the term of the Option set forth in Section 6(b) of the Plan or (B) the expiration of a period of 10 days after the Date of Termination during which the exercise of the Option would not be in violation of such requirements;
               (ii) the Grantee’s Stock Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;
               (iii) the Grantee’s Stock Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled by delivery to the Grantee of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Stock Awards;
               (iv) any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.
          (e) Disability of Grantee. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates as a result of the Grantee’s Disability, then, unless otherwise provided by the Award Agreement:
               (i) the Grantee may exercise his or her unexercised Option or SAR at any time within 12 months from the Date of Termination, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the Date of Termination (but in no event later than the expiration of the term of the Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan.
               (ii) the Grantee’s Stock Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;
               (iii) the Grantee’s Stock Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled by delivery to the Grantee of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Stock Awards;
               (iv) any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.
          (f) Death of Grantee. In the event of the death of an Grantee, then, unless otherwise provided by the Award Agreement,
               (i) the Grantee’s unexercised Option or SAR may be exercised at any time within 12 months following the date of death (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement), by the Grantee’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the date of death. If, at the time of death, the Grantee was not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall immediately revert to the Plan. If, after death, the Grantee’s estate or a person who acquired the right to exercise the Option or SAR by bequest or inheritance does not exercise the Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan.
               (ii) the Grantee’s Stock Awards, to the extent forfeitable immediately before the date of death, shall thereupon automatically be forfeited;
               (iii) the Grantee’s Stock Awards that were not forfeitable immediately before the date of death shall promptly be settled by delivery to the Grantee’s estate or a person who acquired the right to hold the Stock Grant by bequest or inheritance, of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Stock Awards;
               (iv) any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the date of death shall terminate immediately upon the date of death.
          (g) Buyout Provisions. Except as otherwise provided in this Section 5(g), the Administrator may at any time offer to buy out, for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made. No such buy out shall occur without the prior approval or consent of the Company’s stockholders. Any such cash offer made to an Officer or Director shall comply with the provisions of Rule 16b-3 relating to cash settlement of stock appreciation rights. This provision is intended only to clarify the powers of the Administrator and shall not in any way be deemed to create any rights on the part of Grantees to buyout offers or payments.
          (h) Nontransferability of Awards.
               (i) Except as provided in Section 5(h)(iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.
               (ii) Except as provided in Section 5(h)(iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred to encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Stock Awards, to the Company) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

               (iii) To the extent and in the manner permitted by Applicable Law, and to the extent and in the manner permitted by the Administrator, and subject to such terms and conditions as may be prescribed by the Administrator, a Grantee may transfer an Award to:
                    (A) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);
                    (B) any person sharing the employee’s household (other than a tenant or employee);
                    (C) a trust in which persons described in (A) and (B) have more than 50 percent of the beneficial interest;
                    (D) a foundation in which persons described in (A) or (B) or the Grantee control the management of assets; or
                    (E) any other entity in which the persons described in (A) or (B) or the Grantee own more than 50 percent of the voting interests;
provided such transfer is not for value. The following shall not be considered transfers for value: a transfer under a domestic relations order in settlement of marital property rights, and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (A) above or the Grantee, in exchange for an interest in such entity.
     6. Stock Options.
          (a) Limitations.
               (i) Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Any Option designated as an Incentive Stock Option:
                    (A) shall not have an aggregate Fair Market Value (determined for each Incentive Stock Option at the Date of Grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under the Plan and any other employee stock option plan of the Company or any Parent or Subsidiary (“Other Plans”)), determined in accordance with the provisions of Section 422 of the Code, that exceeds $100,000 (the “$100,000 Limit”);
                    (B) shall, if the aggregate Fair Market Value of Shares (determined on the Date of Grant) with respect to the portion of such grant that is exercisable for the first time during any calendar year (“Current Grant”) and all Incentive Stock Options previously granted under the Plan and any Other Plans that are exercisable for the first time during a calendar year (“Prior Grants”) would exceed the $100,000 Limit, be exercisable as follows:
                         (1) The portion of the Current Grant that would, when added to any Prior Grants, be exercisable with respect to Shares that would have an aggregate Fair Market Value (determined as of the respective Date of Grant for such Options) in excess of the $100,000 Limit shall, notwithstanding the terms of the Current Grant, be exercisable for the first time by the Grantee in the first subsequent calendar year or years in which it could be exercisable for the first time by the Grantee when added to all Prior Grants without exceeding the $100,000 Limit; and
                         (2) If, viewed as of the date of the Current Grant, any portion of a Current Grant could not be exercised under the preceding provisions of this Section 6(a)(i)(B) during any calendar year commencing with the calendar year in which it is first exercisable through and including the last calendar year in which it may by its terms be exercised, such portion of the Current Grant shall not be an Incentive Stock Option, but shall be exercisable as a separate Option at such date or dates as are provided in the Current Grant.
               (ii) No Employee shall be granted, in any fiscal year of the Company, Options to purchase more than 3,000,000 Shares. The limitation described in this Section 6(a)(ii) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 11 of the Plan. If an Option is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled Option will be counted against the limitation described in this Section 6(a)(ii).
          (b) Term of Option. The term of each Option shall be stated in the Award Agreement; provided, however, that in the case of an Incentive Stock Option, the term shall be 10 years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the date of grant or such shorter term as may be provided in the Award Agreement.
          (c) Option Exercise Price and Consideration.
               (i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and, except as otherwise provided in this Section 6(c)(i), shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant.
                    (A) In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.
                    (B) Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Company of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and (3) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such exercise price as the Administrator determines to be necessary to achieve such preservation of economic value.
                    (C) Any Option that is granted to a Grantee not previously employed by the Company, or a Parent or Subsidiary, as a material inducement to the Grantee’s commencing employment with the Company may be granted with such exercise price as the Administrator determines to be necessary to provide such material inducement.
          (d) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement.
          (e) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. The acceptable form of consideration may consist of any combination of cash, personal check, wire transfer or, subject to the approval of the Administrator:
               (i) pursuant to rules and procedures approved by the Administrator, promissory note;
               (ii) Mature Shares;
               (iii) pursuant to procedures approved by the Committee, (A) through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay the exercise price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise, or (B) through simultaneous sale through a broker of Shares acquired upon exercise; or
               (iv) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law.
          (f) Exercise of Option.
               (i) Procedure for Exercise; Rights as a Stockholder.
                    (A) Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.
                    (B) An Option may not be exercised for a fraction of a Share.
                    (C) An Option shall be deemed exercised when the Company receives:
                         (1) written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4(b) of the Plan or otherwise) from the person entitled to exercise the Option, and
                         (2) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.
                         (3) Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.
                         (4) Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
     7. Stock Appreciation Rights.
          (a) Grant of SARs. Subject to the terms and conditions of the Plan, the Administrator may grant SARs in tandem with an Option or alone and unrelated to an Option. Tandem SARs shall expire no later than the expiration of the underlying Option.
          (b) Limitation. No Employee shall be granted, in any fiscal year of the Company, SARs covering more than 3,000,000 Shares. The limitation described in this Section 7(b) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 11 of the Plan. If a SAR is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled SAR will be counted against the limitation described in this Section 7(b).
          (c) Exercise of SARs. SARs shall be exercised by the delivery of a written or electronic notice of exercise to the Company (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4(b) of the Plan or otherwise), setting forth the number of Shares over which the SAR is to be exercised. Tandem SARs may be exercised:

               (i) with respect to all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option;
               (ii) only with respect to the Shares for which its related Option is then exercisable; and
               (iii) only when the Fair Market Value of the Shares subject to the Option exceeds the exercise price of the Option.
The value of the payment with respect to the tandem SAR may be no more than 100 percent of the difference between the exercise price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the tandem SAR is exercised.
          (d) Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:
               (i) the excess of the Fair Market Value of a Share on the date of exercise over the SAR exercise price; by
               (ii) the number of Shares with respect to which the SAR is exercised;
provided, that the Administrator may provide in the Award Agreement that the benefit payable on exercise of an SAR shall not exceed such percentage of the Fair Market Value of a Share on the Date of Grant as the Administrator shall specify. As determined by the Administrator, the payment upon exercise of an SAR may be in cash, in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment, or in some combination thereof, as set forth in the Award Agreement.
     8. Stock Awards.
          (a) Authorization to Grant Stock Awards. Subject to the terms and conditions of the Plan, the Administrator may grant Stock Awards to Employees or Consultants from time to time. A Stock Award may be made in Shares or denominated in units representing rights to receive Shares. Each Stock Award shall be evidenced by an Award Agreement that shall set forth the conditions, if any, which will need to be timely satisfied before the Stock Award will be effective and the conditions, if any, under which the Grantee’s interest in the related Shares or units will be forfeited. A Stock Award made in Shares that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of ‘Restricted Stock.’ A Stock Award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of ‘Restricted Stock Units.’ No more than 3,000,000 Shares or units may be granted pursuant to Stock Awards to an individual Grantee in any calendar year.
          (b) Code Section 162(m) Provisions.
               (i) Notwithstanding any other provision of the Plan, if the Compensation Committee of the Board (the “Compensation Committee”) determines at the time a Stock Award is granted to a Grantee that such Grantee is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Stock Award, a “covered employee” within the meaning of Section 162(m)(3) of the Code, and to the extent the Compensation Committee considers it desirable for compensation delivered pursuant to such Stock Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, then the Compensation Committee may provide that this Section 8(b) is applicable to such Stock Award under such terms as the Compensation Committee shall determine.
               (ii) If a Stock Award is subject to this Section 8(b), then the lapsing of restrictions thereon and the distribution of Shares pursuant thereto, as applicable, shall be subject to satisfaction of one, or more than one, objective performance targets. The Compensation Committee shall determine the performance targets that will be applied with respect to each Stock Award subject to this Section 8(b) at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance target(s) relate. The performance criteria applicable to Stock Awards subject to this Section 8(b) will be one or more of the following criteria: (A) stock price; (B) market share; (C) sales; (D) earnings per share, core earnings per share or variations thereof; (E) return on equity; (F) costs; (G) revenue; (H) cash to cash cycle; (I) days payables outstanding; (J) days of supply; (K) days sales outstanding; (L) cash flow; (M) operating income; (N) profit after tax; (O) profit before tax; (P) return on assets; (Q) return on sales; (R) inventory turns; (S) invested capital; (T) net operating profit after tax; (U) return on invested capital; (V) total shareholder return; (W) earnings; (X) return on equity or average shareowners’ equity; (Y) total shareowner return; (Z) return on capital; (AA) return on investment; (BB) income or net income; (CC) operating income or net operating income; (DD) operating profit or net operating profit; (EE) operating margin; (FF) return on operating revenue; (GG) contract awards or backlog; (HH) overhead or other expense reduction; (II) growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; (JJ) credit rating; (KK) strategic plan development and implementation; (LL) net cash provided by operating activities; (MM) gross margin; (NN) economic value added; (OO) customer satisfaction; (PP) financial return ratios; and/or (QQ) market performance.
               (iii) Notwithstanding any contrary provision of the Plan, the Compensation Committee may not increase the number of shares granted pursuant to any Stock Award subject to this Section 8(b), nor may it waive the achievement of any performance target established pursuant to this Section 8(b).
               (iv) Prior to the payment of any Stock Award subject to this Section 8(b), the Compensation Committee shall certify in writing that the performance target(s) applicable to such Stock Award was met.
               (v) The Compensation Committee shall have the power to impose such other restrictions on Stock Awards subject to this Section 8(b) as it may deem necessary or appropriate to ensure that such Stock Awards satisfy all requirements for “performance-based compensation” within the meaning of Code section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

     9. Performance Units and Performance Shares.
          (a) Grant of Performance Units and Performance Shares. Subject to the terms of the Plan, the Administrator may grant Performance Units or Performance Shares to any Employee or Consultant in such amounts and upon such terms as the Administrator shall determine.
          (b) Value/Performance Goals. Each Performance Unit shall have an initial value that is established by the Administrator on the Date of Grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant. The Administrator shall set performance goals that, depending upon the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee.
          (c) Payment of Performance Units and Performance Shares.
               (i) Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payment based on the number and value of Performance Units or Performance Shares earned by the Grantee over the Performance Period, determined as a function of the extent to which the corresponding performance goals have been achieved.
               (ii) If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Administrator determines appropriate, the Administrator may adjust, change or eliminate the performance goals or the applicable Performance Period as it deems appropriate in order to make them appropriate and comparable to the initial performance goals or Performance Period.
          (d) Form and Timing of Payment of Performance Units and Performance Shares. Payment of earned Performance Units or Performance Shares shall be made in a lump sum following the close of the applicable Performance Period. The Administrator may pay earned Performance Units or Performance Shares in cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Administrator. The form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
     10. Deferral of Receipt of Payment. The Administrator may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the exercise of an Option or SAR, the grant of or the lapse or waiver of restrictions with respect to Stock Awards or the satisfaction of any requirements or goals with respect to Performance Units or Performance Shares. If any such deferral is required or permitted, the Administrator shall establish such rules and procedures for such deferral.
     11. Adjustments Upon Changes in Capitalization or Change of Control.
          (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Covered Shares, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Covered Stock, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Covered Stock.
          (b) Change in Control. In the event of a Change in Control, then the following provisions shall apply:
               (i) Vesting. Any Award outstanding on the date such Change in Control is determined to have occurred that is not yet exercisable and vested on such date:
                    (A) shall become fully exercisable and vested on the first anniversary of the date of such Change in Control (the “Change in Control Anniversary”) if the Grantee’s Continuous Status as an Employee or Consultant does not terminate prior to the Change in Control Anniversary;
                    (B) shall become fully exercisable and vested on the Date of Termination if the Grantee’s Continuous Status as an Employee or Consultant terminates prior to the Change in Control Anniversary as a result of termination by the Company without Cause or resignation by the Grantee for Good Reason; or
                    (C) shall not become full exercisable and vested if the Grantee’s Continuous Status as an Employee or Consultant terminates prior to the Change in Control Anniversary as a result of termination by the Company for Cause or resignation by the Grantee without Good Reason.
For purposes of this Section 11(b)(i), the following definitions shall apply:
                    (D) “Cause” means:
                         (1) A Grantee’s conviction of a crime involving fraud or dishonesty; or

                         (2) A Grantee’s continued willful or reckless material misconduct in the performance of the Grantee’s duties after receipt of written notice from the Company concerning such misconduct;
provided, however, that for purposes of Section 11(b)(i)(D)(2), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Grantee in good faith to have been in or not opposed to the interest of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled).
                    (E) “Good Reason” means:
                         (1) The assignment to the Grantee of any duties inconsistent in any respect with the Grantee’s position (including status, titles and reporting requirement), authority, duties or responsibilities, or any other action by the Company that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the Company promptly after receipt of written notice thereof given by the Grantee within 30 days following the assignment or other action by the Company;
                         (2) Any reduction in compensation; or
                         (3) Change in location of office of more than 35 miles without prior consent of the Grantee.
               (ii) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Award is outstanding, it will terminate immediately prior to the consummation of such proposed action. The Board may, in the exercise of its sole discretion in such instances, declare that any Option or SAR shall terminate as of a date fixed by the Board and give each Grantee the right to exercise his or her Option or SAR as to all or any part of the Covered Stock, including Shares as to which the Option or SAR would not otherwise be exercisable.
               (iii) Merger or Asset Sale. Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, in the event of such a merger or sale each outstanding Option or SAR shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or Subsidiary of the successor corporation does not agree to assume the Option or SAR or to substitute an equivalent option or right, the Administrator shall, in lieu of such assumption or substitution, provide for the Grantee to have the right to exercise the Option or SAR as to all or a portion of the Covered Stock, including Shares as to which it would not otherwise be exercisable. If the Administrator makes an Option or SAR exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Grantee that the Option or SAR shall be fully exercisable for a period of 15 days from the date of such notice, and the Option or SAR will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase, for each Share of Covered Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Optioned Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the merger or sale of assets.
               (iv) Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a Change in Control other than the dissolution or liquidation of the Company, a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, in the event of such a Change in Control, all outstanding Options and SARs, to the extent they are exercisable and vested (including Options and SARs that shall become exercisable and vested pursuant to Section 11(b)(i) above), shall be terminated in exchange for a cash payment equal to the Change in Control Price (reduced by the exercise price applicable to such Options or SARs). These cash proceeds shall be paid to the Grantee or, in the event of death of an Grantee prior to payment, to the estate of the Grantee or to a person who acquired the right to exercise the Option or SAR by bequest or inheritance.
     12. Term of Plan. The Plan shall become effective upon its approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. The Plan shall continue in effect until October 17, 2011, unless terminated earlier under Section 13 of the Plan.
     13. Amendment and Termination of the Plan.
          (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
          (b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Furthermore, the Company shall obtain stockholder approval of any modification or amendment of the Plan to the extent that the Board, in its sole and absolute discretion, reasonably determines, in accordance with the requirements of any exchange or quotation system on which the Common Stock is listed or quoted, that such modification or amendment constitutes a material revision or material amendment of the Plan. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

          (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.
     14. Conditions Upon Issuance of Shares.
          (a) Legal Compliance. Shares shall not be issued pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
          (b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
     15. Liability of Company.
          (a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
          (b) Grants Exceeding Allotted Shares. If the Covered Stock covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Covered Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 13 of the Plan.
     16. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
     17. Rights of Employees and Consultants. Neither the Plan nor any Award shall confer upon an Grantee any right with respect to continuing the Grantee’s employment or consulting relationship with the Company, nor shall they interfere in any way with the Grantee’s right or the Company’s right to terminate such employment or consulting relationship at any time, with or without cause.
     18. Sub-plans for Foreign Subsidiaries. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

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Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 P.M., Eastern Time, January 20, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/JBL • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, U.S. territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	01 - Mel S. Lavitt	02 - Timothy L. Main	03 - William D. Morean	+
		04 - Lawrence J. Murphy	05 - Frank A. Newman	06 - Steven A. Raymund
		07 - Thomas A. Sansone	08 - David M. Stout	09 - Kathleen A. Walters

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve an amendment to increase the size of the Jabil Circuit, Inc. 2002 Stock Incentive Plan by 8,200,000 shares.	☐	☐	☐	3.	To ratify the appointment of KPMG LLP as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2010.	☐	☐	☐

4.	To transact such other business as may properly come before the Annual Meeting, including any adjournment thereof.	☐	☐	☐
B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

<STOCK#>	014F0B

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY. Receiving stockholder material electronically via the Internet helps reduce Jabil’s mailing and printing costs. To receive future proxy materials electronically, if made available by Jabil, go to: http://www.computershare.com/us/ecomms and follow the instructions provided. Your participation in this program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time by going to http://www.computershare.com/us/ecomms on the Internet.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — JABIL CIRCUIT, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS
The undersigned hereby appoints ROBERT L. PAVER and FORBES I.J. ALEXANDER, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Jabil Circuit, Inc., that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Jabil Circuit, Inc., to be held at the Renaissance Vinoy Golf Club, Sunset Ballroom, 600 Snell Isle Boulevard, St. Petersburg, Florida 33704, on Thursday, January 21, 2010, at 10:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting and any adjournment thereof.
THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED (1) FOR ALL LISTED NOMINEES FOR DIRECTOR, (2) FOR THE AMENDMENT TO INCREASE THE SIZE OF THE JABIL CIRCUIT, INC. 2002 STOCK INCENTIVE PLAN BY 8,200,000 SHARES, (3) FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS JABIL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2010 AND (4) FOR THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT THEREOF.
The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE